Exhibit 99.1
Selected Financial Data

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2007	2006	2005	2005
	(In millions)
Summary of Operations
Revenues, net	$7,620	$6,821	$5,991	$5,638	$5,093
Operating income	275	149	136	229	308
Income (loss) from continuing operations before income taxes, minority interests and equity earnings	93	(36)	(16)	87	151
Income (loss) from continuing operations, net of income taxes	145	(42)	(42)	45	130
Income (loss) from discontinued operations, net of income taxes	(27)	(16)	(50)	(1)	5
Gain on disposal of discontinued operations, net of income taxes	3	—	3	—	—
Net income (loss)	121	(58)	(90)	44	135

Balance Sheet and Other Information
Working capital	$531	$694	$688	$538	$425
Total assets	4,365	4,643	4,612	4,413	4,327
Long-term debt	1,799	2,316	2,316	2,001	1,837
Total debt	2,204	2,411	2,364	2,027	1,869
Total shareholders’ equity	403	325	341	623	685
Cash dividends paid to parent	—	—	164	77	20
Proceeds from sales of assets and businesses, net	226	42	31	19	11
Capital additions	77	107	119	146	102
Depreciation and amortization	139	156	149	150	145
Note: Discontinued operations for the periods presented relate to the reclassification of the Company’s fresh-cut flowers and North American citrus and pistachio operations to discontinued operations during 2008 and 2007, respectively, the sale of the Company’s Pacific Coast Truck operations during 2006 and the resolution during 2005 of a contingency related to the 2001 disposition of the Company’s interest in Cerveceria Hondureña, S.A.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
2008 Overview
     Significant highlights for Dole Food Company, Inc. and its consolidated subsidiaries (“Dole” or the “Company”) for the year ended January 3, 2009 were as follows:
•	Revenues increased in all three of the Company’s operating segments resulting in record revenues of $7.6 billion, an increase of 12% compared to the prior year.

•	Operating income increased to $275 million, an improvement of 84% compared to the prior year.

•	Strong worldwide pricing for bananas was driven by higher worldwide demand and adverse weather conditions which led to product shortages during 2008.

•	Revenues and earnings grew in our European ripening and distribution business, due to higher local pricing and favorable euro and Swedish krona foreign currency exchange rates.

•	Higher pricing and volumes as well as improved utilization in production and more efficient distribution contributed to improved operating results in our packaged salads business. Earnings in our North America commodity vegetable business decreased as a result of lower sales and higher growing costs due to higher fuel and fertilizer costs.

•	Higher pricing and volumes in our packaged foods segment were offset by higher product, shipping and distribution costs. Product costs during 2008 were impacted by an increase in commodity costs as well as the strengthening of the Thai baht and Philippine peso against the U.S. dollar.

•	Other income (expense), net decreased $15.9 million due to an increase in the non-cash unrealized loss of $39.7 million on the Company’s cross currency swap partially offset by an increase in the non-cash unrealized translation gain of $22.7 million on a British pound sterling denominated vessel lease obligation (“vessel obligation”) due to the weakening of the British pound sterling against the U.S. dollar in 2008. During 2006, the Company executed a cross currency swap to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt. The increase in the non-cash unrealized loss of $39.7 million was the result of the Japanese yen strengthening against the U.S. dollar by 20% during fiscal 2008. The value of the cross currency swap will continue to fluctuate based on changes in the exchange rate and market interest rates until maturity in 2011, at which time it will settle at the then current exchange rate.

•	The Company received cash proceeds of approximately $226.5 million for assets sold during fiscal 2008, including $214 million for assets which had been reclassified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale was $18 million for the year ended January 3, 2009. The Company also realized gains of $9 million during fiscal 2008 on sales of assets not classified as held-for-sale.

•	During the first quarter of 2009, the Company closed the first phase of the sale of its fresh-cut flowers business (“Flowers transaction”), closed the sale of certain banana properties in Latin America and signed a definitive purchase and sale agreement to sell certain vegetable property in California. When the vegetable property sale closes, towards the end of the first quarter of 2009, the Company will have received net cash proceeds of approximately $84 million from these three transactions.

Results of Operations
     Selected results of operations for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were as follows:

	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)
Revenues, net	$7,619,952	$6,820,812	$5,990,863
Operating income	274,618	149,284	135,978
Other income (expense), net	(14,066)	1,848	15,176
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)
Minority interests, net of income taxes	(1,844)	(3,235)	(3,202)
Equity in earnings of unconsolidated subsidiaries	6,388	1,696	177
Loss from discontinued operations, net of income taxes	(27,391)	(15,719)	(50,386)
Gain on disposal of discontinued operations, net of income taxes	3,315	—	2,814
Net income (loss)	121,005	(57,506)	(89,627)
Revenues
     For the year ended January 3, 2009, revenues increased 12% to $7.6 billion from $6.8 billion in the prior year. Higher sales were reported in all three of the Company’s operating segments. Fresh fruit revenues increased as a result of higher worldwide sales of bananas which contributed $392 million, or 49% of the overall revenue increase. Banana sales benefited from stronger pricing in all markets as well as improved volumes in Asia. European ripening and distribution sales contributed $227 million, or 28% of the overall revenue increase. The increase was attributable to higher local pricing, improved volumes and the impact of favorable euro and Swedish krona foreign currency exchange rates. Fresh vegetables sales increased $27 million as a result of higher pricing and improved volumes of packaged salads and strawberries sold in North America. Higher worldwide sales of packaged foods products, primarily for FRUIT BOWLS®, canned pineapple and frozen fruit accounted for approximately $108 million or 13% of the overall revenues increase. Revenues also benefited from an additional week as a result of a 53-week year in 2008 compared to 52 weeks in 2007. The impact on revenues of this additional week was approximately $113 million. Favorable foreign currency exchange movements in the Company’s selling locations positively impacted revenues by approximately $175 million. These increases were partially offset by lower volumes of lettuce sold in North America and broccoli sold in Asia.
     For the year ended December 29, 2007, revenues increased 14% to $6.8 billion from $6 billion in the prior year. Higher worldwide sales of fresh fruit and packaged foods products in North America and Europe drove the increase in revenues during 2007. Higher volumes of bananas and pineapples accounted for approximately $222 million or 27% of the overall revenues increase. Higher revenues in the Company’s European ripening and distribution operations contributed an additional $528 million. This increase in the ripening and distribution business was due to the acquisition of the remaining 65% ownership in JP Fruit Distributors Limited (“JP Fresh”) that the Company did not previously own in October 2006 as well as higher volumes in the Company’s Swedish, Spanish and Eastern European operations. JP Fresh increased 2007 revenues by approximately $230 million. Higher sales of packaged foods products, primarily for FRUIT BOWLS, fruit in plastic jars and frozen fruit accounted for approximately $85 million or 10% of the overall revenues increase. Favorable foreign currency exchange movements in the Company’s selling locations also positively impacted revenues by approximately $171 million. These increases were partially offset by a reduction in fresh vegetables sales due to lower volumes of commodity vegetables sold in North America and Asia.

Operating Income
     For the year ended January 3, 2009, operating income was $274.6 million compared with $149.3 million in 2007. The fresh fruit and fresh vegetables operating segments reported higher operating income. Fresh fruit operating results increased primarily as a result of strong pricing in the Company’s banana operations worldwide and in the European ripening and distribution business. In addition, fresh fruit operating income benefited from gains on asset sales of $25.5 million. Fresh vegetables reported higher earnings due to improved pricing and volumes in the packaged salads business as well as a reduction in workers compensation related accruals. These improvements were partially offset by lower earnings in the Company’s packaged foods segment and North American commodity vegetables business. Commodity vegetables earnings decreased mainly due to lower sales and higher growing and distribution costs caused by substantially higher fuel and fertilizer costs. Packaged foods operating income was lower due to higher product costs resulting from increased purchased fruit costs, commodity and shipping costs as well as unfavorable foreign currency exchange rate movements in Thailand and the Philippines. Additionally, all three operating segments continued to experience significant cost increases in many of the commodities they used in production, including fuel, agricultural chemicals, tinplate, containerboard and plastic resins. If foreign currency exchange rates in the Company’s significant foreign operations during 2008 had remained unchanged from those experienced in 2007, the Company estimates that its operating income would have been lower by approximately $38 million, excluding the impact of hedging. The $38 million is primarily related to favorable foreign currency exchange movements in the Company’s selling locations more than offsetting unfavorable foreign currency exchange movements in the Company’s sourcing locations. Operating income in 2008 also included realized foreign currency transaction losses of $4 million and foreign currency hedge losses of $16 million. In addition, the Company settled early its Canadian dollar hedge which generated a gain of $4 million.
     For the year ended December 29, 2007, operating income was $149.3 million compared with $136 million in 2006. The increase was primarily attributable to improved operating results in the Company’s banana operations worldwide which benefited from stronger pricing and higher volumes. In addition, operating income improved in the European ripening and distribution business due to the absence of restructuring costs of $12.8 million. These improvements were partially offset by lower earnings in the Company’s packaged salads business and packaged foods segment primarily due to higher product costs. Packaged salads operating results were impacted by higher manufacturing costs due in part to the opening of a new plant in North Carolina. Packaged foods operating income was lower due to higher product costs resulting from higher third party purchased fruit costs in Thailand and higher commodity costs. Unfavorable foreign currency exchange movements, principally in Thailand and in the Philippines, also increased sourcing costs. In addition, all of the Company’s reporting segments were impacted by higher product, distribution and shipping costs, due to higher commodity costs. Unfavorable foreign currency movements in the Company’s international sourcing locations more than offset favorable foreign currency exchange movements in its international selling locations. If foreign currency exchange rates in the Company’s significant foreign operations during 2007 had remained unchanged from those experienced in 2006, the Company estimates that its operating income would have been higher by approximately $7 million, excluding the impact of hedging. Operating income in 2007 also included realized foreign currency transaction gains of $7 million and foreign currency hedge losses of $10 million. The Company also settled early its Philippine peso and Colombian peso hedges, which generated gains of $11 million.
Other Income (Expense), Net
     Other income (expense), net was expense of $14.1 million in 2008 compared to income of $1.8 million in 2007. The change was due to an increase in the unrealized loss generated on the Company’s cross currency swap of $39.7 million, partially offset by an increase in the unrealized foreign currency exchange gain on the Company’s vessel obligation of $22.7 million.
     Other income (expense), net decreased to income of $1.8 million in 2007 from income of $15.2 million in 2006. The decrease was due to a reduction in the gain generated on the Company’s cross currency swap of $22.7 million, partially offset by a reduction in the unrealized foreign currency exchange loss on the Company’s vessel obligation of $9.2 million.

Interest Expense
     Interest expense for the year ended January 3, 2009 was $174.5 million compared to $194.9 million in 2007. The decrease was primarily related to lower borrowing rates on the Company’s debt facilities and a reduction in borrowings.
     Interest expense for the year ended December 29, 2007 was $194.9 million compared to $174.7 million in 2006. The increase was primarily related to higher levels of borrowings during 2007 on the Company’s term loan facilities and the asset based revolving credit facility.
Income Taxes
     The Company recorded an income tax benefit of $48 million on $92.5 million of income from continuing operations before income taxes for the year ended January 3, 2009, reflecting a (51.9%) effective tax rate for the year. Income tax expense decreased $52 million in 2008 compared to 2007 due primarily to the settlement of the federal income tax audit for the years 1995 to 2001. The effective tax rate in 2007 was (11.2%). The Company’s effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in its various U.S. and foreign jurisdictions. For 2008, the Company’s income tax provision differs from the U.S. federal statutory rate applied to the Company’s pretax income due to the settlement of the federal income tax audit, operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.
     Income tax expense for the year ended December 29, 2007 decreased to $4.1 million from $22.6 million in 2006 primarily due to a shift in the mix of earnings in foreign jurisdictions taxed at a lower rate than in the U.S. The effective tax rate in 2006 was (137.7%). For 2007 and 2006, the Company’s income tax provision differs from the U.S. federal statutory rate applied to the Company’s pretax losses due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.
     For 2008, 2007 and 2006, the Company has not provided for U.S. federal income and foreign withholding taxes for nearly all of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. While the Company believes that such excess at January 3, 2009 will remain indefinitely invested at this time, if significant differences arise between the Company’s anticipated and actual earnings estimates and cash flow requirements, the Company may be required to provide U.S federal income tax and foreign withholding taxes on a portion of such excess. Further, the Company currently projects that it may be required to provide such taxes on a portion of its anticipated fiscal 2009 foreign earnings, which would result in an increase in the Company’s overall effective tax rate in 2009 versus the rate experienced by the Company in previous years.
     Refer to Note 7 of the Consolidated Financial Statements for additional information about the Company’s income taxes.
Equity in Earnings of Unconsolidated Subsidiaries
     Equity in earnings of unconsolidated subsidiaries for the year ended January 3, 2009 increased to $6.4 million from $1.7 million in 2007. The increase was primarily related to higher earnings generated by a European equity investment in which the Company holds a non-controlling 40% ownership interest.
     Equity in earnings of unconsolidated subsidiaries for the year ended December 29, 2007 increased to $1.7 million from $0.2 million in 2006. The increase was primarily related to higher earnings generated by a European equity investment in which the Company holds a non-controlling 40% ownership interest.
Segment Results of Operations
     The Company has three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

     The Company’s management evaluates and monitors segment performance primarily through earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations, net of income taxes. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income measures prepared in accordance with GAAP or as a measure of the Company’s profitability. Additionally, the Company’s computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.
     In the tables below, revenues from external customers and EBIT reflect only the results from continuing operations.

	2008	2007	2006
	(In thousands)
Revenues from external customers
Fresh fruit	$5,401,145	$4,736,902	$3,968,963
Fresh vegetables	1,086,888	1,059,401	1,082,416
Packaged foods	1,130,791	1,023,257	938,336
Corporate	1,128	1,252	1,148

	$7,619,952	$6,820,812	$5,990,863

EBIT
Fresh fruit	$305,782	$170,598	$103,891
Fresh vegetables	1,123	(21,725)	(7,301)
Packaged foods	69,100	78,492	91,392

Total operating segments	376,005	227,365	187,982
Corporate:
Unrealized gain (loss) on cross currency swap	(50,411)	(10,741)	20,664
Operating and other expenses	(54,043)	(59,506)	(53,377)

Total Corporate	(104,454)	(70,247)	(32,713)
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)

Income (loss) from continuing operations, net of income taxes	$145,081	$(41,787)	$(42,055)

2008 Compared with 2007
     Fresh Fruit: Fresh fruit revenues in 2008 increased 14% to $5.4 billion from $4.7 billion in 2007. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and higher sales in the European ripening and distribution operation. In addition, sales of Chilean deciduous fruit and fresh pineapple also increased. Banana sales increased approximately $392 million due to higher pricing worldwide and increased volumes sold in Asia. Higher demand for bananas, product shortages and higher fuel costs contributed to an increase in banana pricing and surcharges during 2008. European ripening and distribution sales were $227 million higher as result of increased volumes in Sweden, Germany, Italy and Eastern Europe, and stronger pricing and favorable euro and Swedish krona foreign currency exchange rates. This growth in the European ripening and distribution business was partially offset by lower revenues as a result of the sale of the JP Fresh and Dole France subsidiaries in November 2008. JP Fresh and Dole France revenues totaled $382 million and $480 million during fiscal 2008 and 2007, respectively. Sales of Chilean deciduous fruit also increased due to improved pricing in the European and Latin American markets. Increased sales of fresh pineapple were primarily driven by higher volumes sold in North America. Favorable foreign currency exchange movements in the Company’s foreign selling locations, primarily the euro, Japanese yen and Swedish krona, benefited revenues by approximately $171 million.

     Fresh fruit EBIT increased 79% to $305.8 million in 2008 from $170.6 million in 2007. EBIT increased due to significantly higher banana earnings and improved pricing in the European ripening and distribution operations. The increase in worldwide banana EBIT was driven by higher pricing, partially offset by increased product and shipping costs as a result of higher commodity costs. Banana EBIT also benefited from unrealized foreign currency translation gains on the Company’s vessel obligation of $22.7 million. The Company’s Chilean deciduous fruit operations also reported an increase in EBIT as a result of higher sales and improved farm margins. Higher EBIT in the fresh fruit operating segment was also attributable to gains recorded on asset sales of $25.5 million. These increases were partially offset by lower fresh pineapple earnings due primarily to higher product, shipping and distribution costs worldwide. If foreign currency exchanges rates, primarily in the Company’s fresh fruit foreign selling locations, during 2008 had remained unchanged from those experienced in 2007, the Company estimates that fresh fruit EBIT would have been lower by approximately $50 million, excluding the impacts of hedging. Fresh fruit EBIT in 2008 included foreign currency hedge losses of $14 million, fuel hedge losses of $4 million and realized foreign currency transaction gains of $1 million.
     Fresh Vegetables: Fresh vegetables revenues for 2008 increased 3% to $1.09 billion from $1.06 billion. The increase in revenues was primarily due to improved pricing and higher volumes of packaged salads sold in North America. Packaged salad sales also benefited from the introduction of premium salad kits. In addition, higher volumes and pricing for strawberries and higher celery volumes were reported in the North American commodity business. These increases were partially offset by lower volumes of lettuce and mixed produce sold in North America and broccoli and asparagus sold in Asia.
     Fresh vegetables EBIT for 2008 increased to $1.1 million compared to a loss of $21.7 million in 2007. The increase in EBIT was primarily due to improved pricing as well as lower distribution and production costs in the packaged salads business. EBIT also increased due to lower workers compensation related accruals of $9 million as a result of favorable closures of historical claims and a reduction in claims activity. In addition, earnings in the Asia commodity vegetable business improved due to stronger pricing. These increases were partially offset by lower earnings in the North American commodity vegetables business due to higher growing and distribution costs as a result of significantly higher fuel and fertilizer costs. In addition, the packaged salads business incurred higher selling and marketing costs due to increased promotional activities.
     Packaged Foods: Packaged foods revenues for 2008 increased 11% to $1.1 billion from $1 billion in 2007. Revenues increased primarily due to higher pricing and volumes of FRUIT BOWLS, canned pineapple, pineapple juice and tropical fruit sold worldwide. In addition, North America revenues benefited from higher sales of frozen food products as a result of improved pricing. Foreign currency exchange rate movements on revenues were not material in 2008.
     Packaged foods EBIT in 2008 decreased to $69.1 million from $78.5 million in 2007. EBIT decreased due primarily to higher product, shipping and distribution costs. Increases in commodity costs (such as fuel, tinplate and plastics) continued to impact operating results. In addition, higher product costs were attributable to unfavorable foreign currency exchange movements in Thailand and the Philippines, where product is sourced. If foreign currency exchanges rates during 2008 had remained unchanged from those experienced in 2007, the Company estimates that packaged foods EBIT would have been higher by approximately $11 million. Packaged foods EBIT in 2008 included realized foreign currency transaction losses of $5 million and foreign currency hedge losses of $2 million. Packaged foods also settled early its Canadian dollar hedges, which generated gains of $4 million.
     Corporate: Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2008 was a loss of $104.5 million compared to a loss of $70.2 million in 2007. EBIT decreased primarily due to a net loss generated on the Company’s cross currency swap of $39.2 million. This decrease was partially offset by lower general and administrative expenses due primarily to a reduction in legal costs and lower unrealized losses on foreign denominated borrowings.
2007 Compared with 2006
     Fresh Fruit: Fresh fruit revenues in 2007 increased 19% to $4.7 billion from $4 billion in 2006. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and higher sales in the European ripening and distribution operation. Banana sales increased approximately $200 million due to improved volumes and higher pricing worldwide. European ripening and distribution sales were $528 million higher as result of increased volumes in Sweden, Spain and Eastern Europe as well as the October 2006 acquisition of the remaining 65% interest in JP Fresh, an importer and distributor of fresh produce in the United Kingdom. In addition, revenues benefited from higher sales of fresh pineapples in North America and Asia. The increase in fresh pineapple sales resulted from improved pricing worldwide and higher volumes sold in North America and Asia. Favorable foreign currency exchange movements in the Company’s foreign selling locations, primarily the euro and Swedish krona, benefited revenues by approximately $163 million.
     Fresh fruit EBIT increased 64% to $170.6 million in 2007 from $103.9 million in 2006. EBIT increased due to improved banana earnings and the absence of restructuring costs recorded by Saba Trading AB (“Saba”) during 2006. Higher earnings in the Company’s banana operations were attributable to higher sales worldwide, which were partially offset by higher purchased fruit costs. EBIT also benefited by $9.1 million due to the final settlement of the Company’s property insurance claim associated with Hurricane Katrina. These increases were partially offset by lower fresh pineapple earnings due mainly to higher product, shipping and distribution costs and a $3.8 million impairment charge for farm assets in the Chilean deciduous fruit operations. If foreign currency exchanges rates, primarily in the Company’s fresh fruit foreign sourcing locations, during 2007 had remained unchanged from those experienced in 2006, the Company estimates that fresh fruit EBIT would have been lower by approximately $16 million, excluding the impacts of hedging. Fresh fruit EBIT in 2007 included foreign currency hedge losses of $6 million, unrealized foreign currency exchange losses related to the vessel obligation of $1 million and realized foreign currency transaction gains of $7 million. In addition, fresh fruit EBIT benefited from fuel hedge gains of $5 million and $2 million related to the early settlement of Colombian peso hedges.
     Fresh Vegetables: Fresh vegetables revenues for 2007 decreased 2% to $1.06 billion from $1.08 billion. The decrease in revenues was primarily due to lower volumes sold in the North America and Asia commodity vegetables businesses, primarily for berries, lettuce, broccoli and asparagus, as well as lower surcharges in North America. These decreases were partially offset by improved pricing for commodity vegetables in both North America and Asia. In the packaged salads business, revenues were relatively unchanged as improved pricing was offset by lower volumes during the first half of 2007. Additional costs were incurred as a result of increased promotional activity, which were recorded as a reduction to revenues during 2007. Consumer demand in the packaged salads business experienced higher volumes in the second half of 2007 as the packaged salads category began to recover from the third quarter 2006 E. coli incident discussed later in this document. In an effort to increase demand in the packaged salads category, the Company continued to offer incentives to its customers and consumers.
     Fresh vegetables EBIT for 2007 was a loss of $21.7 million compared to a loss of $7.3 million in 2006. The decrease in EBIT was primarily due to higher manufacturing costs and general and administrative expenses in the packaged salads business due in part to the new salad plant in North Carolina. These decreases were partially offset by higher margins generated in the North America commodity vegetables business due to higher pricing for lettuce and celery.
     Packaged Foods: Packaged foods revenues for 2007 increased 9% to $1 billion from $938.3 million in 2006. The increase in revenues was primarily due to higher pricing and volumes of FRUIT BOWLS, fruit in plastic jars and packaged frozen food products, and higher volumes of canned juice sold in North America. Revenues also grew in Europe due to higher pricing and volumes of canned solid pineapple, higher pricing of FRUIT BOWLS and higher sales volumes of concentrate. Revenues in Asia were lower due primarily to the disposition of a small distribution company in the Philippines during the fourth quarter of 2006.
     Packaged foods EBIT in 2007 decreased to $78.5 million from $91.4 million in 2006. EBIT was impacted by higher product costs in both North America and Europe, which were driven by unfavorable foreign currency exchange rates in Thailand and the Philippines, where product is sourced. EBIT in Asia was impacted by lower sales and higher product costs. If foreign currency exchanges rates, in packaged foods sourcing locations, during 2007 had remained unchanged from those experienced in 2006, the Company estimates that packaged foods EBIT would have been higher by approximately $23 million. Packaged foods EBIT in 2007 included realized foreign currency transaction gains of $4 million partially offset by foreign currency hedge losses of $2 million. Packaged foods also settled early its Philippine peso hedges, which generated gains of $8.8 million.

     Corporate: Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2007 was a loss of $70.2 million compared to a loss of $32.7 million in 2006. EBIT decreased primarily due to a reduction in the gain generated on the Company’s cross currency swap of $22.7 million. In addition, there were higher general and administrative expenses compared to the prior year due primarily to additional legal costs. Corporate EBIT in 2007 also included realized foreign currency transaction losses of $4 million.
Discontinued Operations
     During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operations. The first phase of the Flowers transaction was completed during the first quarter of 2009. During the fourth quarter of 2007, the Company approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. Prior to the fourth quarter of 2007, the operating results of Citrus were included in the fresh fruit operating segment. The Citrus sale closed during the third quarter of 2008 and the Company received net cash proceeds of $44 million. As the assets of Citrus were held by non-wholly owned subsidiaries of the Company, Dole’s share of the proceeds was $28.1 million. The results of operations of these businesses have been reclassified as discontinued operations for all periods presented
     During the fourth quarter of 2006, the Company completed the sale of its Pacific Coast Truck Center (“Pac Truck”) business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. The Company received $15.3 million of net cash proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. Prior to the reclassification to discontinued operations, the operating results of Pac Truck were included in the other operating segment.
     The operating results of fresh-cut flowers, Citrus and Pac Truck for fiscal 2008, 2007 and 2006 are reported in the following table:

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)
2008
Revenues	$106,919	$5,567	$—	$112,486

Loss before income taxes	$(43,235)	$(1,408)	$—	$(44,643)
Income taxes	16,936	316	—	17,252

Loss from discontinued operations, net of income taxes	$(26,299)	$(1,092)	$—	$(27,391)

Gain on disposal of discontinued operations, net of income taxes of $4.3 million	$—	$3,315	$—	$3,315

2007
Revenues	$110,153	$13,586	$—	$123,739

Income (loss) before income taxes	$(19,146)	$733	$—	$(18,413)
Income taxes	2,994	(300)	—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$228,452

Income (loss) before income taxes	$(57,001)	$3,767	$397	$(52,837)
Income taxes	4,379	(1,765)	(163)	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$(50,386)

Gain on disposal of discontinued operations, net of income taxes of $2 million	$—	$—	$2,814	$2,814

Fresh-Cut Flowers
     2008 Compared with 2007: Fresh-cut flowers loss before income taxes in 2008 increased to $43.2 compared to a loss of $19.1 million in 2007. The change was due primarily to a $17 million impairment charge on long-lived assets related to the Flowers transaction, of which the first phase closed during the first quarter of 2009. Product costs also increased as a result of unfavorable foreign currency exchange rates in Colombia, where the product is sourced. In addition, there were foreign currency hedge losses in 2008 of $0.3 million compared to foreign currency hedge gains of $6 million in 2007. These factors were partially offset by gains generated from the sale of the Miami headquarters building and a farm in Mexico as well as lower distribution costs due to changes in the customer base. If foreign currency exchange rates, in Colombia, during 2008 had remained unchanged from those experienced in 2007, the Company estimates that its fresh-cut flowers loss before taxes would have been lower by approximately $4 million, excluding the impacts of hedging.
     2007 Compared with 2006: Fresh-cut flowers loss before income taxes in 2007 improved to a loss of $19.1 million from a loss of $57 million in 2006. The lower loss is primarily due to the absence of restructuring-related and asset impairment charges recorded in 2006 of $29 million. Lower shipping expenses, due in part to the renegotiation of an airfreight contract, also contributed to the improvement of the loss. These improvements were partially offset by higher product costs resulting from damage to roses in Colombia caused by adverse weather conditions. If foreign currency exchange rates, in Colombia, during 2007 had remained unchanged from those experienced in 2006, the Company estimates that its fresh-cut flowers loss before taxes would have been lower by approximately $7 million, excluding the impacts of hedging. Fresh-cut flowers also benefited from foreign currency hedge gains of $4 million and $2 million related to the early settlement of the Colombian peso hedges.
     Liquidity and Capital Resources
CASH REQUIREMENTS:
     The following table summarizes the Company’s contractual obligations and commitments at January 3, 2009:

	Payments Due by Period
	Less Than			After
	1 Year	1-2 Years	3-4 Years	4 Years	Total
	(In thousands)
Contractual obligations:
Fixed rate debt	$345,000	$600,000	$155,000	$—	$1,100,000
Variable rate debt	8,785	169,738	812,294	4,039	994,856
Notes payable	48,789	—	—	—	48,789
Capital lease obligations	2,963	5,565	6,114	45,806	60,448
Non-cancelable operating lease commitments	143,054	195,762	110,519	115,034	564,369
Purchase obligations	781,559	877,660	403,283	131,404	2,193,906
Minimum required pension funding	19,422	53,033	56,535	104,955	233,945
Postretirement benefit payments	4,271	8,293	7,910	18,457	38,931
Interest payments on fixed and variable rate debt	107,388	134,986	62,585	22,190	327,149

Total contractual cash obligations	$1,461,231	$2,045,037	$1,614,240	$441,885	$5,562,393

     Long-Term Debt: Details of amounts included in long-term debt can be found in Note 12 of the Consolidated Financial Statements. The table assumes that long-term debt is held to maturity. The variable rate maturities include amounts payable under the Company’s senior secured credit facilities.
     Capital Lease Obligations: The Company’s capital lease obligations include $58.5 million related to two vessel leases. The obligations under these leases, which continue through 2024, are denominated in British pound sterling. The lease obligations are presented in U.S. dollars at the exchange rate in effect on January 3, 2009 and therefore will continue to fluctuate based on changes in the exchange rate.
     Operating Lease Commitments: The Company has obligations under cancelable and non-cancelable operating leases, primarily for land, machinery and equipment, vessels and containers and office and warehouse facilities. The leased assets are used in the Company’s operations where leasing offers advantages of operating flexibility and is less expensive than alternate types of funding. A significant portion of the Company’s operating lease payments are fixed. Lease payments are charged to operations, primarily through cost of products sold. Total rental expense, including rent related to cancelable and non-cancelable leases, was $204.2 million, $169.2 million and $153 million (net of sublease income of $17.1 million, $16.6 million and $16.4 million) for 2008, 2007 and 2006, respectively.
     The Company modified the terms of its corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from 2010 to 2018. The Company’s corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018. The Company does not currently anticipate any future payments related to this residual value guarantee.
     Purchase Obligations: In order to secure sufficient product to meet demand and to supplement the Company’s own production, the Company enters into non-cancelable agreements with independent growers, primarily in Latin America and North America, to purchase substantially all of their production subject to market demand and product quality. Prices under these agreements are generally tied to prevailing market rates and contract terms range from one to ten years. Total purchases under these agreements were $658.8 million, $564.5 million and $474.5 million for 2008, 2007 and 2006, respectively.
     In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, the Company enters into contracts for the purchase of packing supplies; some of these contracts run through 2010. Prices under these agreements are generally tied to prevailing market rates. Purchases under these contracts for 2008, 2007 and 2006 were approximately $292.6 million, $272.7 million and $207.6 million, respectively.
     Interest payments on fixed and variable rate debt: Commitments for interest expense on debt, including capital lease obligations, were determined based on anticipated annual average debt balances, after factoring in mandatory debt repayments. Interest expense on variable-rate debt has been based on the prevailing interest rates at January 3, 2009. For the secured term loan facilities, interest payments reflect the impact of both the interest rate swap and cross currency swap. No interest payments were calculated on the notes payable due to the short term nature of these instruments. The unsecured notes and debentures as well as the secured term loans and revolving credit facility mature at various times between 2009 and 2013.
     Other Obligations and Commitments: The Company has obligations with respect to its pension and other postretirement benefit (“OPRB”) plans. During 2008, the Company did not make any contributions to its qualified U.S. pension plan. Under the minimum funding requirements of the Pension Protection Act of 2006, no contribution was required for fiscal 2008. The Company expects to contribute $8 million to its U.S. qualified plan in 2009, which is the estimated minimum funding requirement calculated under the Pension Protection Act of 2006. The Company also has nonqualified U.S. and international pension and OPRB plans. During 2008, the Company made payments of $25.4 million related to these pension and OPRB plans. The Company expects to make payments related to its other U.S. and foreign pension and OPRB plans of $15.7 million in 2009. The table includes pension and other postretirement payments through 2018. See Note 13 to the Consolidated Financial Statements.

     The Company has numerous collective bargaining agreements with various unions covering approximately 35% of the Company’s hourly full-time and seasonal employees. Of the unionized employees, 35% are covered under a collective bargaining agreement that will expire within one year and the remaining 65% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on the Company’s financial condition or results of operations.
     The Company had approximately $143 million of total gross unrecognized tax benefits, including interest, based on Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”). The timing of any payments which could result from these unrecognized tax benefits will depend on a number of factors, and accordingly the amount and timing of any future payments cannot be reasonably estimated. We do not expect a significant tax payment related to these benefits within the next year.
SOURCES AND USES OF CASH:

	2008	2007	2006
	(In thousands)
Cash flow provided by (used in):
Operating activities	$44,563	$46,322	$15,921
Investing activities	141,142	(61,383)	(117,000)
Financing activities	(185,520)	16,045	142,832
Foreign currency impact	(6,417)	3,663	1,849

Increase (decrease) in cash	$(6,232)	$4,647	$43,602

     Operating Activities: The primary drivers of the Company’s operating cash flows are operating earnings, adjusted for cash generated from or used in net working capital, interest paid and taxes paid or refunded. The Company defines net working capital as the sum of receivables, inventories, prepaid expenses and other current assets less accounts payable and accrued liabilities. Factors that impact the Company’s operating earnings that do not impact cash flows include depreciation and amortization, gains and losses on the sale and write-off of assets, pension and other postretirement benefit expense, provision for deferred taxes, minority interests, equity earnings and unrealized gains or losses on financial instruments.
     Changes in working capital generally correspond to operating activity. For example, as sales increase, a larger investment in working capital is typically required. Management attempts to keep the Company’s investment in net working capital to a reasonable minimum by closely monitoring inventory levels and matching production to expected market demand, keeping tight control over collection of receivables and optimizing payment terms on its trade and other payables. Debt levels and interest rates impact interest payments, and tax payments are impacted by tax rates, the tax jurisdiction of earnings and the availability of tax operating losses.
     Cash flows provided by operating activities were $44.6 million in 2008 compared to cash flows provided by operating activities of $46.3 million in the prior year. The change was primarily due to net income in 2008 compared with a net loss in 2007, lower levels of accounts receivable and a smaller increase in inventory balances offset by lower levels of accounts payable and accrued liabilities. The change in inventories was driven primarily by a reduction of raw material purchases in the packaged foods segment. Lower levels of accounts payable and accrued liabilities were attributable to the timing of payments to suppliers and growers and reduced inventory purchases at year-end. Cash flows provided by operations in 2007 were $46.3 million compared to cash flows provided by operating activities of $15.9 million in 2006. The increase was primarily due to a lower net loss during 2007 and higher levels of accounts payable partially offset by higher levels of accounts receivable and an increase in the investment in inventory. Higher accounts payable was attributable to the timing of payments to suppliers and growers and additional inventory-related purchases. The increase in inventory was driven mainly by a build up in finished goods inventory in the packaged foods segment in anticipation of 2008 sales and the impact of higher product costs. In addition, there were higher crop growing costs in the fresh fruit segment due to the timing of plantings.

     Investing Activities: Cash flows provided by investing activities increased to $141.1 million in 2008 from $61.4 million used in investing activities in the prior year. The increase during 2008 was primarily due to $214 million of cash proceeds received from the sale of assets held-for-sale during 2008. Capital expenditures in 2008 were also lower by $21.7 million. Cash flows used in investing activities in 2007 decreased to $61.4 million from $117 million in 2006. The decrease in cash outflow during 2007 was primarily due to $30.5 million of cash proceeds received on the sale of land parcels in central California by two limited liability companies in which the company is a majority owner, $11 million of cash proceeds received on sales of other assets and lower levels of capital expenditures of $18.2 million.
     Financing Activities: Cash flows used in financing activities increased to $185.5 million in 2008 from $16 million provided by financing activities in the prior year. The increase was primarily due to higher current year debt principal payments, net of borrowings of $172 million versus 2007 net borrowings of $26.5 million. Cash flows provided by financing activities in 2007 decreased to $16 million from $142.8 million in 2006. The decrease was primarily due to lower 2007 borrowings, net of repayments of $26.5 million versus 2006 net borrowings of $339.4 million and the absence of an equity contribution of $28.4 million made by Dole Holding Company, LLC, the Company’s immediate parent (“DHC”) during 2006. These items were partially offset by the absence of $163.7 million of dividends paid to DHC during 2006 as well as a net return of capital payment to DHC of $31 million.
     At January 3, 2009, the Company had total outstanding long-term borrowings of $2.2 billion, consisting primarily of $1.1 billion of unsecured senior notes and debentures due 2009 through 2013 ($405.5 million of which is classified as current) and $1 billion of secured debt (consisting of revolving credit and term loan facilities and capital lease obligations).
     Capital Contributions and Return of Capital: There were no capital contributions or return of capital transactions during 2008.
     On March 3, 2006, DHM Holding Company, Inc. (“HoldCo”) executed a $150 million senior secured term loan agreement. In March 2006, HoldCo contributed $28.4 million to its wholly-owned subsidiary, DHC, the Company’s immediate parent, which contributed the funds to the Company. As planned, in October 2006, the Company declared a cash capital repayment of $28.4 million to DHC, returning the $28.4 million capital contribution made by DHC in March 2006. The Company repaid this amount during the fourth quarter of 2006.
     On October 4, 2006, the Company loaned $31 million to DHC, which then dividended the funds to HoldCo for contribution to Westlake Wellbeing Properties, LLC. In connection with this funding, an intercompany loan agreement was entered into between DHC and the Company. DHC has no operations and would need to repay the loan with a dividend from the Company, a contribution from HoldCo, or through a financing transaction. It is currently anticipated that amounts under the intercompany loan agreement will be replaced with dividend proceeds or the loan will be forgiven in the future. The Company has accounted for the intercompany loan as a distribution of additional paid-in capital.
     April 2006 Debt Refinancing: In April, 2006, the Company completed an amendment and restatement of its senior secured credit facilities. The purposes of this refinancing included increasing the combined size of the Company’s revolving credit and letter of credit facilities, eliminating certain financial maintenance covenants, realizing currency gains arising out of the Company’s then existing yen-denominated term loan and refinancing the higher-cost bank indebtedness of DHC at the lower-cost Dole Food Company, Inc. level. The Company obtained $975 million of term loan facilities and $100 million in a pre-funded letter of credit facility. The proceeds of the term loans were used to repay the then outstanding term loans and revolving credit facilities, as well as pay a dividend of $160 million to DHC, which proceeds were used to repay its Second Lien Senior Credit Facility.
     In addition, the Company entered into a new asset based revolving credit facility (“ABL revolver”) of $350 million. The facility is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility.
     2009 Debt Maturity: During the second quarter of 2008, the Company reclassified to current liabilities its $350 million 8.625% notes due May 2009 (“2009 Notes”). The Company also completed the early redemption of $5 million of the 2009 Notes during the third quarter of 2008.

     On February 13, 2009, the Company commenced a tender offer to purchase for cash any and all of the outstanding 2009 Notes for a purchase price equal to $980 per $1,000 of 2009 Notes validly tendered, with a consent payment of an additional $20 per $1,000 of 2009 Notes tendered for early tenders. In connection with the tender offer, the Company is also seeking consents to certain amendments to the indenture governing such notes to eliminate substantially all of the restrictive covenants and certain events of default contained therein. On March 4, 2009, the Company announced that it has received the required consents necessary to amend the indenture with respect to the 2009 Notes and, accordingly, executed the supplemental indenture effecting such amendments, which will become operative when the Company accepts and pays for the tendered 2009 Notes. The tender offer is set to expire on March 13, 2009, unless extended by the Company.
     The Company is currently in the process of offering $325 million of senior secured notes in a transaction exempt from the registration requirements of the Securities Act of 1933. The Company intends to use the net proceeds from this offering, together with borrowings under the revolving credit facility, to purchase all of the outstanding 2009 Notes.
     A failure by the Company to timely pay the 2009 Notes at or before maturity would constitute an event of default which could have a material adverse effect on the Company’s business, financial condition and results of operations. See “Guarantees, Contingencies and Debt Covenants” in this Management’s Discussion and Analysis.
     As of January 3, 2009, the ABL revolver borrowing base was $328.6 million and the amount outstanding under the ABL revolver was $150.5 million. After taking into account approximately $5.3 million of outstanding letters of credit issued under the ABL revolver, the Company had approximately $172.8 million available for borrowings as of January 3, 2009. Amounts outstanding under the term loan facilities were $835.4 million at January 3, 2009. In addition, the Company had approximately $71 million of letters of credit and bank guarantees outstanding under its pre-funded letter of credit facility at January 3, 2009.
     Refer to Note 12 of the Consolidated Financial Statements for additional details of the Company’s outstanding debt.
     In addition to amounts available under the revolving credit facility, the Company’s subsidiaries have uncommitted lines of credit of approximately $142.9 million at various local banks, of which $85.3 million was available at January 3, 2009. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of the Company’s uncommitted lines of credit expire in 2009 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by the Company or the banks. The Company’s ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.

GUARANTEES, CONTINGENCIES AND DEBT COVENANTS:
     The Company is a guarantor of indebtedness of some of its key fruit suppliers and other entities integral to the Company’s operations. At January 3, 2009, guarantees of $3.2 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply the Company with product. The Company has not historically experienced any significant losses associated with these guarantees.
     The Company issues letters of credit and bank guarantees through its ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. The Company also provides insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of January 3, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $107.3 million, of which $71 million were issued under Dole’s pre-funded letter of credit facility.
     The Company also provides various guarantees, mostly to foreign banks, in the course of its normal business operations to support the borrowings, leases and other obligations of its subsidiaries. The Company guaranteed $218.8 million of its subsidiaries’ obligations to their suppliers and other third parties as of January 3, 2009.
     The Company has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of the Company.
     As disclosed in Note 18 to the Consolidated Financial Statements, the Company is subject to legal actions, most notably related to the Company’s prior use of the agricultural chemical dibromochloropropane, or “DBCP”. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company’s business, financial condition or results of operations.
     Provisions under the senior secured credit facilities and the indentures to the senior notes and debentures require the Company to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The Company could borrow approximately an additional $269.6 million at January 3, 2009 and remain within its covenants; this figure represents the unused capacity under the Company’s revolving credit facility plus the unused portion of the exception baskets pursuant to the indebtedness covenant under the Company’s senior secured credit facilities. The senior secured revolving credit facility contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the revolving credit facility were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. In the event that such availability were to fall below $35 million for such eight consecutive business day period, the “springing covenant” would require that the Company’s fixed charge coverage ratio, defined as (x) consolidated EBITDA for the four consecutive fiscal quarters then ending divided by (y) consolidated fixed charges for such four fiscal quarter period, equal or exceed 1.00:1.00. The Company expects such fixed charge coverage ratio to continue to be in excess of 1.00:1.00. At January 3, 2009, the Company was in compliance with all applicable covenants contained in the indentures and senior secured credit facilities. The Company has received approval from its lenders for an amendment to its senior secured credit facilities to, among other things, permit the Company to issue a certain amount of junior lien notes. The amendment to the term loan facilities, if entered into, will impose a first priority secured leverage maintenance covenant on the Company, which the Company expects to continue to be able to satisfy.
     A breach of a covenant or other provision in a debt instrument governing the Company’s current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under the Company’s other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under the Company’s current indebtedness were to accelerate the payment of the indebtedness, the Company cannot give assurance that its assets or cash flow would be sufficient to repay in full its outstanding indebtedness, in which event the Company likely would seek reorganization or protection under bankruptcy or other, similar laws.
     The Company’s parent, DHM Holding Company, Inc. (“HoldCo”), entered into an amended and restated loan agreement for $135 million on March 17, 2008 in connection with its investment in Westlake Wellbeing Properties, LLC. The obligations under such loan agreement mature on March 3, 2010. In addition, a $20 million principal payment on the loan is due on June 17, 2009. Failure to make this payment when it becomes due would give lenders under this loan agreement the right to accelerate that debt. HoldCo is a party to the Company’s senior secured credit facilities, and any failure of Holdco to pay the $20 million principal payment by June 17, 2009 or any other default under the Holdco agreement would result in a default under the Company’s senior secured credit facilities under the existing cross-default and cross-acceleration provisions set forth in those senior secured credit facilities. If such a default were to occur, the Company’s senior secured credit facilities could be declared due at the request of the lenders holding a majority of the senior secured debt under the applicable agreement and unless the default were waived the Company would no longer have the ability to request advances or letters of credit under its revolving credit facility. The acceleration of the indebtedness under the senior secured credit facilities would, if not cured within 30 days, also allow the holders of 25% or more in principal amount of any series of the Company’s notes or debentures to accelerate the maturity of such series. Although HoldCo has assured the Company that it expects to have sufficient funds available from its shareholders to timely make the $20 million principal payment by June 17, 2009, there is no assurance that it will occur.
Critical Accounting Policies and Estimates
     The preparation of the Consolidated Financial Statements requires management to make estimates and assumptions that affect reported amounts. These estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on other factors that management believes are reasonable. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies.
     The Company believes that the following represent the areas where more critical estimates and assumptions are used in the preparation of the Consolidated Financial Statements. Refer to Note 2 of the Consolidated Financial Statements for a summary of the Company’s significant accounting policies.
     Application of Purchase Accounting: The Company’s acquisitions require the application of purchase accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. This results in tangible and identifiable intangible assets and liabilities of the acquired entity being recorded at fair value. The difference between the purchase price and the fair value of net assets acquired is recorded as goodwill.
     In determining the fair values of assets and liabilities acquired in a business combination, the Company uses a variety of valuation methods including present value, depreciated replacement cost, market values (where available) and selling prices less costs to dispose. Valuations are performed by either independent valuation specialists or by Company management, where appropriate.
     Assumptions must often be made in determining fair values, particularly where observable market values do not exist. Assumptions may include discount rates, growth rates, cost of capital, royalty rates, tax rates and remaining useful lives. These assumptions can have a significant impact on the value of identifiable assets and accordingly can impact the value of goodwill recorded. Different assumptions could result in materially different values being attributed to assets and liabilities. Since these values impact the amount of annual depreciation and amortization expense, different assumptions could also significantly impact the Company’s statement of operations and could impact the results of future impairment reviews.
     Grower Advances: The Company makes advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. The Company monitors these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. These estimates require significant judgment because of the inherent risks and uncertainties underlying the growers’ ability to repay these advances. These factors include weather-related phenomena, government-mandated fruit prices, market responses to industry volume pressures, grower competition, fluctuations in local interest rates, economic crises, security risks in developing countries, political instability, outbreak of plant disease, inconsistent or poor farming practices of growers, and foreign currency fluctuations. The aggregate amounts of grower advances made during fiscal years 2008, 2007 and 2006 were approximately $170.7 million, $172.4 million and $156.5 million, respectively. Net grower advances receivable were $49.5 million and $51.8 million at January 3, 2009 and December 29, 2007, respectively.
     Long-Lived Assets: The Company’s long-lived assets consist of 1) property, plant and equipment and amortized intangibles and 2) goodwill and indefinite-lived intangible assets.
     1) Property, Plant and Equipment and Amortized Intangibles: The Company depreciates property, plant and equipment and amortizes intangibles principally by the straight-line method over the estimated useful lives of these assets. Estimates of useful lives are based on the nature of the underlying assets as well as the Company’s experience with similar assets and intended use. Estimates of useful lives can differ from actual useful lives due to the inherent uncertainty in making these estimates. This is particularly true for the Company’s significant long-lived assets such as land improvements, buildings, farming machinery and equipment, vessels and containers and customer relationships. Factors such as the conditions in which the assets are used, availability of capital to replace assets, frequency of maintenance, changes in farming techniques and changes to customer relationships can influence the useful lives of these assets. Refer to Notes 10 and 11 of the Consolidated Financial Statements for a summary of useful lives by major asset category and for further details on the Company’s intangible assets, respectively. The Company incurred depreciation expense from continuing operations of approximately $133.4 million, $146.9 million and $139 million in 2008, 2007 and 2006, respectively, and amortization expense of approximately $4.3 million, $4.5 million and $4.5 million in fiscal 2008, 2007 and 2006.
     The Company reviews property, plant and equipment and amortizable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated total undiscounted future cash flows directly associated with the asset is compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to the discounted expected future cash flows expected to result from the use of the asset and its eventual disposition or comparable market values, depending on the nature of the asset. Changes in commodity pricing, weather-related phenomena and other market conditions are events that have historically caused the Company to assess the carrying amount of its long-lived assets.

     2) Goodwill and Indefinite-Lived Intangible Assets: The Company’s indefinite-lived intangible assets consist of the DOLE® brand trade name, with a carrying value of $689.6 million. In determining whether intangible assets have indefinite lives, the Company considers the expected use of the asset, legal or contractual provisions that may limit the life of the asset, length of time the intangible has been in existence, as well as competitive, industry and economic factors. The determination as to whether an intangible asset is indefinite-lived or amortizable could have a significant impact on the Company’s statement of operations in the form of amortization expense and potential future impairment charges.
     Goodwill and indefinite-lived intangible assets are tested for impairment annually and whenever events or circumstances indicate that an impairment may have occurred. Indefinite-lived intangibles are tested for impairment by comparing the fair value of the asset to the carrying value.
     Goodwill is tested for impairment by comparing the fair value of a reporting unit with its net book value including goodwill. Fair values of reporting units are determined based on discounted cash flows, market multiples or appraised values, as appropriate, which requires making estimates and assumptions including pricing and volumes, industry growth rates, future business plans, profitability, tax rates and discount rates. If the fair value of the reporting unit exceeds its carrying amount, then goodwill of that reporting unit is not considered to be impaired. If the carrying amount of the reporting unit exceeds its fair value, then the implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. An impairment loss is recognized if the implied fair value of goodwill is less than its carrying amount. Changes to assumptions and estimates can significantly impact the fair values determined for reporting units and the implied value of goodwill, and consequently can impact whether or not an impairment charge is recognized, and if recognized, the size thereof. Management believes that the assumptions used in the Company’s annual impairment review are appropriate.
     Income Taxes: Deferred income taxes are recognized for the income tax effect of temporary differences between financial statement carrying amounts and the income tax bases of assets and liabilities. The Company’s provision for income taxes is based on domestic and international statutory income tax rates in the jurisdictions in which it operates. The Company regularly reviews its deferred income tax assets to determine whether future taxable income will be sufficient to realize the benefits of these assets. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event it is determined that the Company will not be able to realize its net deferred tax assets in the future, the Company will reduce such amounts through a charge to income in the period such determination is made. Conversely, if it is determined that the Company will be able to realize deferred tax assets in excess of the carrying amounts, the Company will decrease the recorded valuation allowance through a credit to income in the period that such determination is made.
     At January 3, 2009, the Company’s estimates of future taxable income to recover its existing U.S. federal deferred tax assets totaling approximately $114 million are principally related to the realization of income on appreciated non-core assets, including income to be generated from the reversal of the related existing taxable temporary differences upon the sale of such assets. Although the Company currently believes it will be able to sell such assets in amounts sufficient to realize its U.S. federal deferred tax assets, the ultimate sale prices for such assets are dependent on future market conditions and may vary from those currently expected by the Company. If the Company is unable to sell such assets at the amounts currently anticipated, additional valuation allowances would be necessary which would result in the recognition of additional income tax expense in the Company’s consolidated statements of operations.
     Significant judgment is required in determining income tax provisions under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and in evaluating tax positions. The Company establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by FIN 48, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the Company and its subsidiaries are examined by various federal, state and foreign tax authorities. The Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.
     Refer to Note 7 of the Consolidated Financial Statements for additional information about the Company’s income taxes.
     Pension and Other Postretirement Benefits: The Company has qualified and nonqualified defined benefit pension plans covering some of its full-time employees. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for hourly plans, which are based on negotiated benefits. In addition to pension plans, the Company has OPRB plans that provide health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age. Pension and OPRB costs and obligations are calculated based on actuarial assumptions including discount rates, health care cost trend rates, compensation increases, expected return on plan assets, mortality rates and other factors.
     Pension obligations and expenses are most sensitive to the expected return on pension plan assets and discount rate assumptions. OPRB obligations and expenses are most sensitive to discount rate assumptions and health care cost trend rates. The Company determines the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years for the asset classes in which the plan’s assets are invested. In the absence of a change in the Company’s asset allocation or investment philosophy, this estimate is not expected to vary significantly from year to year. The Company’s 2008 and 2007 pension expense was determined using an expected rate of return on U.S. plan assets of 8%. At January 3, 2009, the Company’s U.S. pension plan investment portfolio was invested approximately 45% in equity securities, 53% in fixed income securities and 2% in private equity and venture capital funds. A 25 basis point change in the expected rate of return on pension plan assets would impact annual pension expense by $0.5 million.
     The Company’s U.S. pension plan’s discount rate of 6.75% in 2008 and 6.25% in 2007 was determined based on a hypothetical portfolio of high-quality, non-callable, zero-coupon bond indices with maturities that approximate the duration of the liabilities in the Company’s pension plans. A 25 basis point decrease in the assumed discount rate would increase the projected benefit obligation by $5.8 million and increase the annual expense by $0.2 million.
     The Company’s foreign pension plans’ weighted average discount rate was 8.3% and 7.52% for 2008 and 2007, respectively. A 25 basis point decrease in the assumed discount rate of the foreign plans would increase the projected benefit obligation by approximately $3.5 million and increase the annual expense by approximately $0.5 million.
     While management believes that the assumptions used are appropriate, actual results may differ materially from these assumptions. These differences may impact the amount of pension and other postretirement obligations and future expense. Refer to Note 13 of the Consolidated Financial Statements for additional details of the Company’s pension and other postretirement benefit plans.
     Litigation: The Company is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. The Company has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. Changes in accruals are part of the ordinary, recurring course of business, in which management, after consultation with legal counsel, is required to make estimates of various amounts for business planning purposes, as well as for accounting and SEC reporting purposes. These changes are reflected in the reported earnings of the Company each quarter. The litigation accruals at any time reflect updated assessments of the then existing pool of claims and legal actions. Actual litigation settlements could differ materially from these accruals.

Recently Adopted and Recently Issued Accounting Pronouncements
     See Note 2 to the Consolidated Financial Statements for information regarding the Company’s adoption of new and recently issued accounting pronouncements.
Other Matters
     European Union (“EU”) Banana Import Regime: On January 1, 2006, the EU implemented a “tariff only” import regime for bananas. The 2001 Understanding on Bananas between the European Communities and the United States required the EU to implement a tariff only banana import system on or before January 1, 2006, and the EU’s banana regime change was therefore expected by that date.
     Banana imports from Latin America are subject to a tariff of 176 euro per metric ton for entry into the EU market. Under the EU’s previous banana regime, banana imports from Latin America were subject to a tariff of 75 euro per metric ton and were also subject to import license requirements and volume quotas. License requirements and volume quotas had the effect of limiting access to the EU banana market.
     Although all Latin bananas are subject to a tariff of 176 euro per metric ton, the EU had allowed up to 775,000 metric tons of bananas from African, Caribbean, and Pacific (“ACP”) countries to be imported annually to the EU duty-free. This preferential treatment of a zero tariff on up to 775,000 tons of ACP banana imports, as well as the 176 euro per metric ton tariff applied to Latin banana imports, was challenged by Panama, Honduras, Nicaragua, and Colombia in consultation proceedings at the World Trade Organization (“WTO”). In addition, both Ecuador and the United States formally requested the WTO Dispute Settlement Body (“DSB”) to appoint panels to review the matter. In preliminary rulings on December 10, 2007 and February 6, 2008, the DSB ruled against the EU and in favor of Ecuador and the United States, respectively. The DSB publicly issued a final ruling maintaining its preliminary findings in favor of Ecuador on April 7, 2008 and publicly issued its final ruling maintaining its preliminary findings in favor of the United States on May 19, 2008.
     The DSB issued its final and definitive written rulings in favor of Ecuador and the United States on November 27, 2008, concluding that the 176 euro per metric ton tariff is inconsistent with WTO trade rules. The DSB also considered that the prior duty-free tariff reserved for ACP countries was inconsistent with WTO trade rules but also recognized that, with the current entry into force of Economic Partnership Agreements (“EPAs”) between the EU and ACP countries, ACP bananas now may have duty-free, quota-free access to the EU market.
     The Company expects that the current tariff applied to Latin banana imports will be lowered in order that the EU may comply with these DSB rulings and with the WTO trade rules. The DSB rulings did not indicate the amount the EU banana tariff should be lowered, and the Company encourages a timely resolution through negotiations among the EU, the U.S., and the Latin banana producing countries. Without the specifics of any proposed tariff reduction or the EU’s proposed timetable for such tariff reduction, the Company cannot yet determine what potential effects this outcome will have for the Company; however, the Company believes that the DSB rulings were a favorable outcome in that the EU banana tariff should be lowered.
     Impact of Hurricane Katrina: During the third quarter of 2005, the Company’s operations in the Gulf Coast area of the United States were impacted by Hurricane Katrina. The Company’s fresh fruit division utilizes the Gulfport, Mississippi port facility to receive and store product from its Latin American operations. The Gulfport facility, which is leased from the Mississippi Port Authority, incurred significant damage from Hurricane Katrina. As a result of the damage sustained at the Gulfport terminal, the Company diverted shipments to other Dole port facilities including Freeport, Texas; Port Everglades, Florida; and Wilmington, Delaware. The Company resumed discharging shipments of fruit and other cargo in Gulfport at the beginning of the fourth quarter of 2005. The rebuilding of the Company’s Gulfport facility was completed during 2007.
     The financial impact to the Company’s fresh fruit operations included the loss of cargo and equipment, property damage and additional costs associated with re-routing product to other ports in the region. Equipment that was destroyed or damaged included refrigerated and dry shipping containers, as well as chassis and generator-sets used for land transportation of the shipping containers. The Company maintains customary insurance for its property, including shipping containers, as well as for business interruption.

     The Hurricane Katrina related expenses, insurance proceeds and net gain (loss) on the settlement of the claims for 2007, 2006, and 2005 are as follows:

	2007	2006	2005	Cumulative
	(In thousands)
Total Cargo and Property Policies:
Expenses	$(551)	$(1,768)	$(10,088)	$(12,407)
Insurance proceeds	9,607	8,004	6,000	23,611

Net gain (loss)	$9,056	$6,236	$(4,088)	$11,204

     Total expenses of $12.4 million include direct incremental expenses of $6.1 million, write-offs of owned assets with a net book value of $4.1 million and leased assets of $2.2 million representing amounts due to lessors. The Company settled all of its cargo claim for $9.2 million in December 2006 and, as a result, recognized a gain of $5.2 million in 2006. In December 2007, the Company settled all of its property claim for $14.4 million. The Company realized a gain of $9.1 million in 2007 associated with the settlement of its property claim, of which $5.2 million was for the reimbursement of lost and damaged property. The realized gains associated with the settlements of both the cargo and property claims are recorded in cost of products sold in the consolidated statement of operations in 2007 and 2006.
     Derivative Instruments and Hedging Activities: The Company uses derivative instruments to hedge against fluctuations in interest rates, foreign currency exchange rate movements and bunker fuel prices. The Company does not utilize derivatives for trading or other speculative purposes.
     Through the first quarter of 2007, all of the Company’s derivative instruments, with the exception of the cross currency swap, were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”). However, during the second quarter of 2007, the Company elected to discontinue its designation of both its foreign currency and bunker fuel hedges as cash flow hedges under FAS 133. The interest rate swap continues to be accounted for as a cash flow hedge under FAS 133. As a result, all changes in the fair value of the Company’s derivative financial instruments from the time of discontinuation of hedge accounting are reflected in the Company’s consolidated statements of operations.
     Unrealized gains (losses) on the Company’s foreign currency and bunker fuel hedges and the cross currency swap by reporting segment were as follows:

	Year Ended January 3, 2009
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)
Fresh fruit	$4,074	$(4,325)	$—	$(251)
Packaged foods	1,928	—	—	1,928
Corporate	—	—	(50,411)	(50,411)

	$6,002	$(4,325)	$(50,411)	$(48,734)

	Year Ended December 29, 2007
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)
Fresh fruit	$(9,253)	$749	$—	$(8,504)
Packaged foods	(2,812)	—	—	(2,812)
Corporate	—	—	(10,741)	(10,741)

	$(12,065)	$749	$(10,741)	$(22,057)

	Year Ended December 30, 2006
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)
Fresh fruit	$—	$(1,088)	$—	$(1,088)
Packaged foods	—	—	—	—
Corporate	—	—	20,664	20,664

	$—	$(1,088)	$20,664	$19,576

     Through the first quarter of 2007, all of the Company’s derivative instruments were designated as effective hedges of cash flows as defined by FAS 133. Therefore, all unrealized gains (losses) on foreign currency and bunker fuel hedges for 2006 were included as a component of other comprehensive income (loss) in shareholders’ equity. Unrealized losses for 2006 included in the table above relate to the ineffective portion of bunker fuel hedges.
     For information regarding the Company’s derivative instruments and hedging activities, refer to Note 17 to the consolidated financial statements.
Supplemental Financial Information
     The following financial information has been presented, as management believes that it is useful information to some readers of the Company’s Consolidated Financial Statements:

	January 3,	December 29,
	2009	2007
	(In thousands)

Balance Sheet Data:
Total working capital (current assets less current liabilities)	$531,047	$693,782
Total assets	$4,364,619	$4,642,884
Total debt	$2,204,093	$2,411,397
Total shareholders’ equity	$402,900	$325,008

	Year	Year	Year
	Ended	Ended	Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)
Other Financial Data:
Operating income	$274,618	$149,284	$135,978
Depreciation and amortization from continuing operations	137,660	151,381	143,530

Operating Income Before Depreciation and Amortization (“OIBDA”)	$412,278	$300,665	$279,508
Net unrealized (gain) loss on foreign currency and bunker fuel hedges	(1,677)	11,316	1,088

Adjusted OIBDA	$410,601	$311,981	$280,596
Adjusted OIBDA margin	5.4%	4.6%	4.7%
Capital expenditures from continuing operations	$73,899	$104,015	$114,979
     “Adjusted OIBDA” is defined as adjusted operating income before depreciation and amortization from continuing operations. Adjusted OIBDA is calculated by adding depreciation and amortization to GAAP operating income and adding (subtracting) net unrealized losses (gains) on foreign currency and bunker fuel hedges. Adjusted OIBDA margin is defined as the ratio of Adjusted OIBDA, as defined, relative to net revenues. Adjusted OIBDA is reconciled to GAAP operating income in the tables above. Adjusted OIBDA and Adjusted OIBDA margin fluctuated primarily due to the same factors that impacted the changes in operating income and segment EBIT discussed previously. The Company presents Adjusted OIBDA and Adjusted OIBDA margin because management believes, similar to EBIT, Adjusted OIBDA is a useful performance measure for the Company. In addition, Adjusted OIBDA is presented because management believes it, or a similar measure is frequently used by securities analysts, investors in our debt securities, and others in the evaluation of companies, and because certain debt covenants in the Company’s senior notes indentures are tied to measures fundamentally similar to Adjusted OIBDA. For some of the same reasons, management internally uses a similar version of Adjusted OIBDA for decision making and to evaluate Company performance.
     Adjusted OIBDA and Adjusted OIBDA margin should not be considered in isolation from or as a substitute for operating income, net income and other consolidated income statement data prepared in accordance with GAAP or as a measure of profitability. Additionally, the Company’s computation of Adjusted OIBDA and Adjusted OIBDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted OIBDA and Adjusted OIBDA margin in the same manner.
     This Management’s Discussion and Analysis contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by the use of terms such as “anticipate”, “will”, “expect”, “believe”, “should” or similar expressions. The potential risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw material supplies and pricing; changes in interest and currency exchange rates; economic crises in developing countries; quotas, tariffs and other governmental actions and international conflict.
Quantitative and Qualitative Disclosures About Market Risk
     As a result of its global operating and financing activities, the Company is exposed to market risks including fluctuations in interest rates, fluctuations in foreign currency exchange rates and changes in commodity pricing. The Company uses derivative instruments to hedge against fluctuations in interest rates, foreign currency exchange rate movements and bunker fuel prices. The Company does not utilize derivatives for trading or other speculative purposes.
     Interest Rate Risk: As a result of its normal borrowing and leasing activities, the Company’s operating results are exposed to fluctuations in interest rates. The Company has short-term and long-term debt with both fixed and variable interest rates. Short-term debt primarily comprises the current portion of long-term debt maturing within twelve months from the balance sheet date. Short-term debt also includes unsecured notes payable to banks and bank lines of credit used to finance working capital requirements. Long-term debt represents publicly held unsecured notes and debentures, as well as amounts outstanding under the Company’s senior secured credit facilities.
     As of January 3, 2009, the Company had $1.1 billion of fixed-rate debt and $1.8 million of fixed-rate capital lease obligations and other debt with a combined weighted-average interest rate of 8.2% and a fair value of $820.3 million. The Company currently estimates that a 100 basis point increase in prevailing market interest rates would decrease the fair value of its fixed-rate debt by approximately $12.3 million.
     As of January 3, 2009, the Company had the following variable-rate arrangements: $986 million of variable-rate debt with a weighted-average interest rate of 3.3% and $58.6 million of variable-rate capital lease obligations with a weighted-average interest rate of 6.6%. Interest expense under the majority of these arrangements is based on the London Interbank Offered Rate (“LIBOR”). The Company currently estimates that a 100 basis point increase in LIBOR would lower pretax income by $10.5 million.
     As part of the Company’s strategy to manage the level of exposure to fluctuations in interest rates, the Company entered into an interest rate swap agreement that effectively converted $320 million of variable-rate term loan debt to a fixed-rate basis. The interest rate swap fixed the interest rate at 7.2%. The paying and receiving rates under the interest rate swap were 5.49% and 4.82% as of January 3, 2009. The fair value of the interest rate swap at January 3, 2009 was a liability of $26.5 million.
     The Company also executed a cross currency swap to synthetically convert $320 million of term loan debt into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen interest rate of 3.6%. The fair value of the cross currency swap was a liability of $40.5 million at January 3, 2009.

     Foreign Currency Exchange Risk: The Company has production, processing, distribution and marketing operations worldwide in more than 90 countries. Its international sales are usually transacted in U.S. dollars and major European and Asian currencies. Some of the Company’s costs are incurred in currencies different from those received from the sale of products. Results of operations may be affected by fluctuations in currency exchange rates in both sourcing and selling locations.
     The Company has significant sales denominated in Japanese yen as well as European sales denominated primarily in euro and Swedish krona. Product and shipping costs associated with a significant portion of these sales are U.S. dollar-denominated. In 2008, the Company had approximately $680 million of annual sales denominated in Japanese yen, $1.8 billion of annual sales denominated in euro, and $525 million of annual sales denominated in Swedish krona. If U.S. dollar exchange rates versus the Japanese yen, euro and Swedish krona during 2008 had remained unchanged from 2007, the Company’s revenues and operating income would have been lower by approximately $216 million and $70 million, respectively, excluding the impact of hedges. In addition, the Company currently estimates that a 10% strengthening of the U.S. dollar relative to the Japanese yen, euro and Swedish krona would lower operating income by approximately $76 million, excluding the impact of foreign currency exchange hedges.
     The Company sources the majority of its products in foreign locations and accordingly is exposed to changes in exchange rates between the U.S. dollar and currencies in these sourcing locations. The Company’s exposure to exchange rate fluctuations in these sourcing locations is partially mitigated by entering into U.S. dollar denominated contracts for third-party purchased product and most other major supply agreements, including shipping contracts. However, the Company is still exposed to those costs that are denominated in local currencies. The most significant production currencies to which the Company has exchange rate risk are the Thai baht, Philippine peso, Chilean peso and South African rand. If U.S. dollar exchange rates versus these currencies during 2008 had remained unchanged from 2007, the Company’s operating income would have been higher by approximately $20 million. In addition, the Company currently estimates that a 10% weakening of the U.S. dollar relative to these currencies would lower operating income by approximately $50 million, excluding the impact of foreign currency exchange hedges.
     At January 3, 2009, the Company had British pound sterling denominated capital lease obligations. The British pound sterling denominated capital lease of $58.5 million is owed by foreign subsidiaries whose functional currency is the U.S. dollar. Fluctuations in the British pound sterling to U.S. dollar exchange rate resulted in gains that were recognized through results of operations. In 2008, the Company recognized $21.3 million in unrealized foreign currency exchange gains related to the British pound sterling denominated capital lease. The Company currently estimates that the weakening of the value of the U.S. dollar against the British pound sterling by 10% as it relates to the capital lease obligation would lower operating income by approximately $6 million.
     Some of the Company’s divisions operate in functional currencies other than the U.S. dollar. The net assets of these divisions are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive loss in shareholders’ equity. Such translation resulted in unrealized losses of $15.1 million in 2008. The Company has historically not attempted to hedge this equity risk.
     The ultimate impact of future changes to these and other foreign currency exchange rates on 2009 revenues, operating income, net income, equity and comprehensive income is not determinable at this time.
     As part of its risk management strategy, the Company uses derivative instruments to hedge certain foreign currency exchange rate exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. The Company uses foreign currency exchange forward contracts and participating forward contracts to reduce its risk related to anticipated dollar equivalent foreign currency cash flows, specifically forecasted revenue transactions and forecasted operating expenses. Participating forwards are the combination of a put and call option, structured such that there is no premium payment, there is a guaranteed strike price, and the Company can benefit from positive foreign currency exchange movements on a portion of the notional amount.

     At January 3, 2009, the Company’s foreign currency hedge portfolio was as follows:

	Gross Notional Value				Average
	Participating			Fair Market Value	Strike
	Forwards	Forwards	Total	Assets (Liabilities)	Price
		(In thousands)
Foreign Currency Hedges(Buy/Sell):
U.S. Dollar/Japanese Yen	$147,474	$—	$147,474	$(9,800)	JPY 104
U.S. Dollar/Euro	100,207	—	100,207	5,206	EUR 1.43
Euro/SEK	—	4,709	4,709	(153)	SEK 11.09
Chilean Peso/U.S. Dollar	—	22,495	22,495	419	CLP 668
Colombian Peso/U.S. Dollar	—	52,262	52,262	(441)	COP 2,294
Philippine Peso/U.S. Dollar	—	39,053	39,053	(846)	PHP 47.5

Total	$247,681	$118,519	$366,200	$(5,615)

     For the year ended January 3, 2009, net unrealized gains on the Company’s foreign currency hedge portfolio totaled $6.5 million.
     The Company also recorded net realized foreign currency hedging losses of $15.3 million as a component of cost of products sold in the consolidated statement of operations for the year ended January 3, 2009. In addition, during 2008, the Company settled early its Canadian dollar hedges which were expected to settle during 2009, realizing gains of $4.1 million. This gain was also included as a component of cost of products sold in the consolidated statement of operations.
     Commodity Sales Price Risk: Commodity pricing exposures include the potential impacts of weather phenomena and their effect on industry volumes, prices, product quality and costs. The Company manages its exposure to commodity price risk primarily through its regular operating activities, however, significant commodity price fluctuations, particularly for bananas, pineapples and commodity vegetables could have a material impact on the Company’s results of operations.
     Commodity Purchase Price Risk: The Company uses a number of commodities in its operations including tinplate in its canned products, plastic resins in its fruit bowls, containerboard in its packaging containers and bunker fuel for its vessels. The Company is most exposed to market fluctuations in prices of containerboard and fuel. The Company currently estimates that a 10% increase in the price of containerboard would lower operating income by approximately $17 million and a 10% increase in the price of bunker fuel would lower operating income by approximately $20 million.
     The Company enters into bunker fuel hedges to reduce its risk related to price fluctuations on anticipated bunker fuel purchases. At January 3, 2009, bunker fuel hedges had an aggregate outstanding notional amount of 15,018 metric tons. The fair value of the bunker fuel hedges at January 3, 2009 was a liability of $3.6 million. For the year ended January 3, 2009, the Company recorded unrealized losses of $4.3 million and realized gains of $0.7 million.
     Counterparty Risk: The counterparties to the Company’s derivative instruments contracts consist of a number of major international financial institutions. The Company has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose the Company to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. The Company does not anticipate any such losses.

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
OF DOLE FOOD COMPANY, INC AND SUBSIDIARIES

Page
Unaudited Financial Statements for the Three Years Ended January 3, 2009:
Consolidated Statements of Operations for the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006	27
Consolidated Balance Sheets as of January 3, 2009 and December 29, 2007	28
Consolidated Statements of Cash Flows for the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006	29
Consolidated Statements of Shareholders’ Equity for the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006	31
Notes to Consolidated Financial Statements	32
Supplementary Data:
Quarterly Financial Information (Unaudited)	82

DOLE FOOD COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006
(Unaudited)

	2008	2007	2006
	(In thousands)
Revenues, net	$7,619,952	$6,820,812	$5,990,863
Cost of products sold	(6,862,892)	(6,189,938)	(5,420,502)

Gross margin	757,060	630,874	570,361
Selling, marketing and general and administrative expenses	(509,418)	(481,590)	(434,383)
Gain on asset sales (Note 9)	26,976	—	—

Operating income	274,618	149,284	135,978
Other income (expense), net	(14,066)	1,848	15,176
Interest income	6,455	7,525	7,140
Interest expense	(174,485)	(194,851)	(174,715)

Income (loss) from continuing operations before income taxes, minority interests and equity earnings	92,522	(36,194)	(16,421)
Income taxes	48,015	(4,054)	(22,609)
Minority interests, net of income taxes	(1,844)	(3,235)	(3,202)
Equity in earnings of unconsolidated subsidiaries	6,388	1,696	177

Income (loss) from continuing operations, net of income taxes	145,081	(41,787)	(42,055)
Loss from discontinued operations, net of income taxes	(27,391)	(15,719)	(50,386)
Gain on disposal of discontinued operations, net of income taxes	3,315	—	2,814

Net income (loss)	$121,005	$(57,506)	$(89,627)

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
As of January 3, 2009 and December 29, 2007
(Unaudited)

	2008	2007
	(In thousands,
	except share data)
ASSETS
Cash and cash equivalents	$90,829	$97,061
Receivables, net of allowances of $41,357 and $61,720, respectively	807,235	839,153
Inventories	796,407	750,675
Prepaid expenses	69,347	71,296
Deferred income tax assets	21,273	12,085
Assets held-for-sale	202,876	76,244

Total current assets	1,987,967	1,846,514
Investments	73,085	69,336
Property, plant and equipment, net of accumulated depreciation of $1,027,345 and $980,390, respectively	1,050,331	1,340,139
Goodwill	406,540	509,518
Intangible assets, net	708,458	721,790
Other assets, net	138,238	155,587

Total assets	$4,364,619	$4,642,884

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$510,773	$542,959
Liabilities held-for-sale	50,465	—
Accrued liabilities	490,145	514,584
Current portion of long-term debt	356,748	14,171
Notes payable	48,789	81,018

Total current liabilities	1,456,920	1,152,732
Long-term debt	1,798,556	2,316,208
Deferred income tax liabilities	254,205	277,824
Other long-term liabilities	421,779	541,234
Minority interests	30,259	29,878
Commitments and contingencies (Notes 16 and 18)
Shareholders’ equity
Common stock — $0.001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	409,681	409,907
Retained earnings (deficit)	36,122	(84,883)
Accumulated other comprehensive loss	(42,903)	(16)

Total shareholders’ equity	402,900	325,008

Total liabilities and shareholders’ equity	$4,364,619	$4,642,884

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006
(Unaudited)

	2008	2007	2006
	(In thousands)
Operating Activities
Net income (loss)	$121,005	$(57,506)	$(89,627)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	138,828	155,605	149,347
Net unrealized (gains) losses on financial instruments	25,086	31,473	(10,671)
Asset write-offs and net (gain) loss on sale of assets	(50,751)	6,826	(1,814)
Impairment of discontinued operations	17,000	—	22,574
Minority interests and equity earnings, net	8,217	1,939	5,356
Amortization of debt issuance costs	4,085	4,106	4,411
Write-off of debt issuance costs	—	—	8,133
Provision for deferred income taxes	(43,120)	(35,932)	(23,151)
Unrecognized tax benefits on federal income tax audit settlement (Note 7)	(60,906)	—	—
Pension and other postretirement benefit plan expense	21,656	19,539	15,383
Gain on settlement of Hurricane Katrina	—	(5,200)	—
Other	(129)	505	2,062
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(37,073)	(68,794)	(48,708)
Inventories	(59,243)	(96,992)	(47,859)
Prepaid expenses and other assets	(10,943)	(9,178)	(3,040)
Income taxes	27,641	13,573	19,542
Accounts payable	30,487	86,447	(274)
Accrued liabilities	(45,856)	25,660	27,136
Other long-term liabilities	(41,421)	(25,749)	(12,879)

Cash flow provided by operating activities	44,563	46,322	15,921
Investing Activities
Proceeds from sales of assets and businesses, net of cash disposed	226,483	41,718	31,273
Hurricane Katrina insurance proceeds	—	5,200	—
Acquisitions and investments, net of cash acquired	—	—	(22,950)
Capital additions	(85,096)	(106,821)	(125,056)
Repurchase of common stock in going-private merger transaction	(245)	(1,480)	(267)

Cash flow provided by (used in) investing activities	141,142	(61,383)	(117,000)
Financing Activities
Short-term debt borrowings	94,943	119,389	101,381
Short-term debt repayments	(132,266)	(91,176)	(52,872)
Long-term debt borrowings, net of debt issuance costs	1,348,050	1,167,530	2,260,545
Long-term debt repayments	(1,482,800)	(1,169,213)	(1,969,698)
Capital contribution from parent	—	—	28,390
Return of capital to parent	—	—	(59,390)
Dividends paid to minority shareholders	(13,447)	(10,485)	(1,833)
Dividends paid to parent	—	—	(163,691)

Cash flow provided by (used in) financing activities	(185,520)	16,045	142,832

Effect of foreign currency exchange rate changes on cash	(6,417)	3,663	1,849

Increase (decrease) in cash and cash equivalents	(6,232)	4,647	43,602
Cash and cash equivalents at beginning of period	97,061	92,414	48,812

Cash and cash equivalents at end of period	$90,829	$97,061	$92,414

DOLE FOOD COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — Continued
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006
(Unaudited)
Supplemental cash flow information
     At January 3, 2009, December 29, 2007 and December 30, 2006, accounts payable included approximately $6.7 million, $17.8 million and $18 million, respectively, for capital expenditures. Of the $17.8 million of capital expenditures included in accounts payable at December 29, 2007, approximately $16.7 million had been paid during fiscal 2008. Of the $18 million of capital expenditures included in accounts payable at December 30, 2006, approximately $17.4 million had been paid during fiscal 2007.
     Income tax payments, net of refunds, for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were $15.5 million, $23.7 million and $25.7 million, respectively.
     Interest payments on borrowings totaled $175.5 million, $189.5 million and $159.5 million during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
     During the year ended January 3, 2009, the Company recorded $77.8 million of tax related adjustments that resulted from changes to unrecognized tax benefits that existed at the time of the going-private merger transaction. This tax-related adjustment resulted in a decrease to goodwill and a decrease to the liability for unrecognized tax benefits. Refer to Note 7 — Income Taxes for additional information.
See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006
(Unaudited)

					Accumulated Other
					Comprehensive Loss
	Common		Additional	Retained	Pension & Other	Cumulative	Unrealized	Total
	Shares	Common	Paid-In	Earnings	Postretirement	Translation	Gains (Losses)	Shareholders’	Comprehensive
	Outstanding	Stock	Capital	(Deficit)	Benefits	Adjustment	on Hedges	Equity	Income (Loss)
	(In thousands)
Balance at December 31, 2005	1	$—	$440,032	$199,506	$(22,735)	$3,433	$2,822	$623,058
Net loss	—	—	—	(89,627)	—	—	—	(89,627)	$(89,627)
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	—	17,557	(3,965)	13,592	13,592
Reclassification of realized gains to net loss	—	—	—	—	—	—	(3,204)	(3,204)	(3,204)
Additional minimum pension liability, net of income taxes	—	—	—	—	(4,799)	—	—	(4,799)	(4,799)
Adjustment to adopt FAS 158, net of income taxes	—	—	—	—	(3,246)	—	—	(3,246)	—
Cash dividends	—	—	—	(163,691)	—	—	—	(163,691)	—
Capital contribution from parent	—	—	28,390	—	—	—	—	28,390	—
Return of capital to parent	—	—	(59,390)	—	—	—	—	(59,390)	—

Balance at December 30, 2006	1	$—	$409,032	$(53,812)	$(30,780)	$20,990	$(4,347)	$341,083	$(84,038)

Net loss	—	—	—	(57,506)	—	—	—	(57,506)	$(57,506)
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	—	21,271	(1,362)	19,909	19,909
Reclassification of realized gains to net loss	—	—	—	—	—	—	(9,816)	(9,816)	(9,816)
Change in employee benefit plans, net of income taxes	—	—	—	—	4,028	—	—	4,028	4,028
FIN 48 adoption	—	—	—	26,435	—	—	—	26,435	—
Gain on sale of land to affiliate, net of income taxes	—	—	875	—	—	—	—	875	—

Balance at December 29, 2007	1	$—	$409,907	$(84,883)	$(26,752)	$42,261	$(15,525)	$325,008	$(43,385)

Net income	—	—	—	121,005	—	—	—	121,005	$121,005
Business dispositions	—	—	—	—	(1,628)	2,378	—	750	750
Unrealized foreign currency translation and hedging losses	—	—	—	—	—	(17,452)	(18,877)	(36,329)	(36,329)
Reclassification of realized losses to net income	—	—	—	—	—	—	5,272	5,272	5,272
Change in employee benefit plans, net of income taxes	—	—	—	—	(12,580)	—	—	(12,580)	(12,580)
Loss on sale of land to affiliate, net of income taxes	—	—	(226)	—	—	—	—	(226)	—

Balance at January 3, 2009	1	$—	$409,681	$36,122	$(40,960)	$27,187	$(29,130)	$402,900	$78,118

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS
(Unaudited)
NOTE 1 — NATURE OF OPERATIONS
     Dole Food Company, Inc. was incorporated under the laws of Hawaii in 1894 and was reincorporated under the laws of Delaware in July 2001.
     Dole Food Company, Inc. and its consolidated subsidiaries (the “Company”) are engaged in the worldwide sourcing, processing, distributing and marketing of high quality, branded food products, including fresh fruit and vegetables, as well as packaged foods.
     Operations are conducted throughout North America, Latin America, Europe (including eastern European countries), Asia (primarily in Japan, Korea, the Philippines and Thailand), the Middle East and Africa (primarily in South Africa). As a result of its global operating and financing activities, the Company is exposed to certain risks including changes in commodity pricing, fluctuations in interest rates, fluctuations in foreign currency exchange rates, as well as other environmental and business risks in both sourcing and selling locations.
     The Company’s principal products are produced on both Company-owned and leased land and are also acquired through associated producer and independent grower arrangements. The Company’s products are primarily packed and processed by the Company and sold to wholesale, retail and institutional customers and other food product companies.
     In March 2003, the Company completed a going-private merger transaction (“going-private merger transaction”). The privatization resulted from the acquisition by David H. Murdock, the Company’s Chairman, of the approximately 76% of the Company that he and his affiliates did not already own. As a result of the transaction, the Company became wholly-owned by Mr. Murdock through David H. Murdock (“DHM”) Holding Company, Inc.
NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Consolidation: The Company’s consolidated financial statements include the accounts of Dole Food Company, Inc. and its controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
     Annual Closing Date: The Company’s fiscal year ends on the Saturday closest to December 31. The fiscal years 2008, 2007 and 2006 ended on January 3, 2009, December 29, 2007 and December 30, 2006, respectively. The Company operates under a 52/53 week year. Fiscal 2008 was a 53-week year. Fiscal 2007 and 2006 were both 52-week years. The impact of the additional week in fiscal 2008 was not material to the Company’s consolidated statement of operations or consolidated statement of cash flows.
     Revenue Recognition: Revenue is recognized at the point title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.
     Sales Incentives: The Company offers sales incentives and promotions to its customers (resellers) and to its consumers. These incentives include consumer coupons and promotional discounts, volume rebates and product placement fees. The Company follows the requirements of Emerging Issues Task Force No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products). Consideration given to customers and consumers related to sales incentives is recorded as a reduction of revenues. Estimated sales discounts are recorded in the period in which the related sale is recognized. Volume rebates are recognized as earned by the customer, based upon the contractual terms of the arrangement with the customer and, where applicable, the Company’s estimate of sales volume over the term of the arrangement. Adjustments to estimates are made periodically as new information becomes available and actual sales volumes become known. Adjustments to these estimates have historically not been significant to the Company.
     Agricultural Costs: Recurring agricultural costs include costs relating to irrigation, fertilizing, disease and insect control and other ongoing crop and land maintenance activities. Recurring agricultural costs are charged to operations as incurred or are recognized when the crops are harvested and sold, depending on the product. Non-

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
recurring agricultural costs, primarily comprising of soil and farm improvements and other long-term crop growing costs that benefit multiple harvests, are deferred and amortized over the estimated production period, currently from two to seven years.
     Shipping and Handling Costs: Amounts billed to third-party customers for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of cost of products sold and represent costs incurred by the Company to ship product from the sourcing locations to the end consumer markets.
     Marketing and Advertising Costs: Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. In limited circumstances, the Company capitalizes payments related to the right to stock products in customer outlets or to provide funding for various merchandising programs over a specified contractual period. In such cases, the Company amortizes the costs over the life of the underlying contract. The amortization of these costs, as well as the cost of certain other marketing and advertising arrangements with customers, are classified as a reduction in revenues. Advertising and marketing costs, included in selling, marketing and general and administrative expenses, amounted to $72.9 million, $77.1 million and $70.6 million during the years ended January 3, 2009, December 29, 2007 and December 30, 2006.
     Research and Development Costs: Research and development costs are expensed as incurred. Research and development costs were not material for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.
     Income Taxes: The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Income taxes, which would be due upon the repatriation of foreign subsidiary earnings, have not been provided where the undistributed earnings are considered indefinitely invested. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. The Company establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by Financial Accounting Standards Boards (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. The impact of provisions for uncertain tax positions, as well as the related net interest and penalties, are included in “Income taxes” in the consolidated statements of operations.
     Dole Food Company, Inc. and subsidiaries file its U.S. federal income tax return and various state income tax returns as part of the DHM Holding Company, Inc. consolidated tax group. Dole Food Company, Inc. and subsidiaries calculate current and deferred tax provisions on a stand-alone basis.
     Cash and Cash Equivalents: Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and time deposits, with original maturities of three months or less.
     Grower Advances: The Company makes advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. The Company monitors these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. Grower advances are stated at the gross advance amount less allowances for potentially uncollectible balances.
     Inventories: Inventories are valued at the lower of cost or market. Costs related to certain packaged foods products are determined using the average cost basis. Costs related to other inventory categories, including fresh

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
fruit and vegetables are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies. Crop growing costs primarily represent the costs associated with growing bananas on company-owned farms or growing vegetables on third-party farms where the Company bears substantially all of the growing risk.
     Investments: Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded on the equity method, provided the Company has the ability to exercise significant influence. All other non-consolidated investments are accounted for using the cost method. At January 3, 2009 and December 29, 2007, substantially all of the Company’s investments have been accounted for under the equity method.
     Property, Plant and Equipment: Property, plant and equipment is stated at cost plus the fair value of asset retirement obligations, if any, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of these assets. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal. Routine maintenance and repairs are charged to expense as incurred.
     Goodwill and Intangibles: Goodwill represents the excess cost of a business acquisition over the fair value of the net identifiable assets acquired. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, or more frequently if certain impairment indicators arise. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment. Fair values for goodwill and indefinite-lived intangible assets are determined based on discounted cash flows, market multiples or appraised values, as appropriate.
     The Company’s indefinite-lived intangible asset, consisting of the DOLE brand, is considered to have an indefinite life because it is expected to generate cash flows indefinitely and as such is not amortized. The Company’s intangible assets with a definite life consist primarily of customer relationships. Amortizable intangible assets are amortized on a straight-line basis over their estimated useful life. The weighted average useful life of the Company’s customer relationships is 11 years.
     Concentration of Credit Risk: Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash equivalents, derivative contracts, grower advances and trade receivables. The Company maintains its temporary cash investments with high quality financial institutions, which are invested primarily in short-term U.S. government instruments and certificates of deposit. The counterparties to the Company’s derivative contracts are major financial institutions. Grower advances are principally with farming enterprises located throughout Latin America and Asia and are secured by the underlying crop harvests. Credit risk related to trade receivables is mitigated due to the large number of customers dispersed worldwide. To reduce credit risk, the Company performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, the Company maintains allowances for credit losses. No individual customer accounted for greater than 10% of the Company’s revenues during the years ended January 3, 2009, December 29, 2007 and December 30, 2006. No individual customer accounted for greater than 10% of accounts receivable as of January 3, 2009 or December 29, 2007.
     Fair Value of Financial Instruments: The Company’s financial instruments are primarily composed of short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, capital lease obligations, term loans, revolving credit facility, notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For the other long-term financial instruments, excluding the Company’s unsecured notes and debentures, and term loans, the carrying amount approximates the fair value since they bear interest at variable rates or fixed rates which approximate market.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The Company also holds derivative instruments to hedge against foreign currency exchange, fuel pricing and interest rate movements. The Company’s derivative financial instruments are recorded at fair value (Refer to Note 17 for additional information). The Company estimates the fair values of its derivatives based on quoted market prices or pricing models using current market rates less any credit valuation adjustments.
     Foreign Currency Exchange: For subsidiaries with transactions that are denominated in a currency other than the functional currency, the net foreign currency exchange transaction gains or losses resulting from the translation of monetary assets and liabilities to the functional currency are included in determining net income. Net foreign currency exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recorded as a part of cumulative translation adjustment in shareholders’ equity. Unrealized foreign currency exchange gains and losses on certain intercompany transactions that are of a long-term-investment nature (i.e. settlement is not planned or anticipated in the foreseeable future) are also recorded in cumulative translation adjustment in shareholders’ equity.
     Leases: The Company leases fixed assets for use in operations where leasing offers advantages of operating flexibility and is less expensive than alternative types of funding. The Company also leases land in countries where land ownership by foreign entities is restricted. The Company’s leases are evaluated at inception or at any subsequent modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under Statement of Financial Accounting Standards No. 13, Accounting for Leases. For operating leases that contain rent escalations, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the life of the lease. The majority of the Company’s leases are classified as operating leases. The Company’s principal operating leases are for land and machinery and equipment. The Company’s capitalized leases primarily consist of two vessel leases. The Company’s decision to exercise renewal options is primarily dependent on the level of business conducted at the location and the profitability thereof. The Company’s leasehold improvements were not significant at January 3, 2009 or December 29, 2007.
     Guarantees: The Company makes guarantees as part of its normal business activities. These guarantees include guarantees of the indebtedness of some of its key fruit suppliers and other entities integral to the Company’s operations. The Company also issues bank guarantees as required by certain regulatory authorities, suppliers and other operating agreements as well as to support the borrowings, leases and other obligations of its subsidiaries. The majority of the Company’s guarantees relate to guarantees of subsidiary obligations and are scoped out of the initial measurement and recognition provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.
     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies. Actual results could differ from these estimates.
     Reclassifications: Certain prior year amounts have been reclassified to conform with the 2008 presentation.
Recently Adopted Accounting Pronouncements
     During September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. FAS 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy as defined in the standard. In February 2008, the FASB issued FASB Staff Position 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”) and FSP 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-1 amends FAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and was adopted by the Company, as it applies to its financial instruments, effective December 30, 2007. Refer to Note 17 — Derivative Financial Instruments.
Recently Issued Accounting Pronouncements
     During May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles. This statement will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of ‘Present Fairly in Conformity With Generally Accepted Accounting Principles’. The Company does not anticipate that the adoption of FAS 162 will have an effect on its consolidated financial statements.
     During March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008, and will be applicable to the Company in the first quarter of fiscal 2009. The Company is currently evaluating the impact, if any, the adoption of FAS 161 will have on its consolidated financial statements.
     During December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). FAS 160 requires all entities to report noncontrolling (minority) interests in entities in the same way as equity in the consolidated financial statements. The Company is required to adopt FAS 160 for the first fiscal year beginning after December 15, 2008. The Company is currently evaluating the impact, if any, the adoption of FAS 160 will have on its consolidated financial statements.
     During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. It establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and also requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Changes in acquired tax contingencies, including those existing at the date of adoption, will be recognized in earnings if outside the maximum measurement period (generally one year). FAS 141R will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. Following the date of adoption of FAS 141R, the resolution of such items at values that differ from recorded amounts will be adjusted through earnings, rather than goodwill.
NOTE 3 — 2009 DEBT MATURITY
     During the second quarter of 2008, the Company reclassified to current liabilities its $350 million 8.625% notes due May 2009 (“2009 Notes”). The Company also completed the early redemption of $5 million of the 2009 Notes during the third quarter of 2008.
     On February 13, 2009, the Company commenced a tender offer to purchase for cash any and all of the outstanding 2009 Notes for a purchase price equal to $980 per $1,000 of 2009 Notes validly tendered, with a consent payment of an additional $20 per $1,000 of 2009 Notes tendered for early tenders. In connection with the tender offer, the Company is also seeking consents to certain amendments to the indenture governing such notes to eliminate substantially all of the restrictive covenants and certain events of default contained therein. On March 4, 2009, the Company announced that it has received the required consents necessary to amend the indenture with respect to the 2009 Notes and, accordingly, executed the supplemental indenture effecting such amendments, which will become operative when the Company accepts and pays for the tendered 2009 Notes. The tender offer is set to expire on March 13, 2009, unless extended by the Company.
     The Company is currently in the process of offering $325 million of senior secured notes in a transaction exempt from the registration requirements of the Securities Act of 1933. The Company intends to use the net proceeds from this offering, together with borrowings under the revolving credit facility, to purchase all of the outstanding 2009 Notes.
     A failure by the Company to timely pay the 2009 Notes at or before maturity would constitute an event of default which could have a material adverse effect on the Company’s business, financial condition and results of operations. Refer to Note 12 for additional information.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
NOTE 4 — OTHER INCOME (EXPENSE), NET
     Included in other income (expense), net in the Company’s consolidated statements of operations for fiscal 2008, 2007 and 2006 are the following items:

	2008	2007	2006
	(In thousands)
Unrealized gain (loss) on the cross currency swap	$(50,411)	$(10,741)	$20,664
Realized gain on the cross currency swap	11,209	12,780	4,102
Gains (losses) on foreign denominated borrowings	24,889	(1,414)	(9,270)
Other	247	1,223	(320)

Other income (expense), net	$(14,066)	$1,848	$15,176

     Refer to Note 17 — Derivative Financial Instruments for further discussion regarding the Company’s cross currency swap.
NOTE 5 — DISCONTINUED OPERATIONS
     During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009. In addition, during the fourth quarter of 2007, the Company approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus were included in the fresh fruit operating segment. The sale of Citrus was completed during the third quarter of 2008 and the sale of the fresh-cut flowers operations was completed during the first quarter of 2009. Refer to Note 9 — Assets Held-For-Sale. In evaluating the two businesses, the Company concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented.
     During the fourth quarter of 2006, the Company completed the sale of its Pacific Coast Truck Center (“Pac Truck”) business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. The Company received $15.3 million of net proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. The sale of Pac Truck qualified for discontinued operations treatment under FAS 144. Accordingly, the historical results of operations of this business have been reclassified for all periods presented. The operating results of Pac Truck were included in the other operating segment:

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The operating results of fresh-cut flowers, Citrus and Pac Truck for fiscal 2008, 2007 and 2006 are reported in the following table:

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)
2008
Revenues	$106,919	$5,567	$—	$112,486

Loss before income taxes	$(43,235)	$(1,408)	$—	$(44,643)
Income taxes	16,936	316	—	17,252

Loss from discontinued operations, net of income taxes	$(26,299)	$(1,092)	$—	$(27,391)

Gain on disposal of discontinued operations, net of income taxes of $4.3 million	$—	$3,315	$—	$3,315

2007
Revenues	$110,153	$13,586	$—	$123,739

Income (loss) before income taxes	$(19,146)	$733	$—	$(18,413)
Income taxes	2,994	(300)	—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$228,452

Income (loss) before income taxes	$(57,001)	$3,767	$397	$(52,837)
Income taxes	4,379	(1,765)	(163)	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$(50,386)

Gain on disposal of discontinued operations, net of income taxes of $2 million	$—	$—	$2,814	$2,814

     Included in the fresh-cut flowers loss before income taxes for fiscal 2008 is a $17 million impairment charge. Refer to Note 9 — Assets Held-For-Sale for further information.
     Included in the fresh-cut flowers loss before income taxes for fiscal 2007 and 2006 are $1.1 million and $29 million, respectively, of charges related to restructuring costs and impairment charges associated with the write-off of certain long-lived assets, intangible assets and inventory. During the third quarter of 2006, the Company restructured its fresh-cut flowers division to better focus on high-value products and flower varieties, and position the business unit for future growth. In connection with the restructuring, fresh-cut flowers ceased its farming operations in Ecuador, closed two farms in Colombia and downsized other Colombian farms.
     Minority interest expense included in Citrus income (loss) from discontinued operations was $0.5 million, $0.4 million and $2.3 million for fiscal years 2008, 2007 and 2006, respectively. Gain on disposal of discontinued operations, net of income taxes, for Citrus for fiscal 2008 included minority interest expense of $12.3 million.
NOTE 6 — RESTRUCTURINGS AND RELATED ASSET IMPAIRMENTS
     During the first quarter of 2006, the commercial relationship substantially ended between the Company’s wholly-owned subsidiary, Saba, and Saba’s largest customer. Saba is a leading importer and distributor of fruit, vegetables and flowers in Scandinavia. Saba’s financial results are included in the fresh fruit reporting segment. The Company restructured certain lines of Saba’s business and as a result, incurred $12.8 million of total related costs. Of the $12.8 million incurred during the year ended December 30, 2006, $9 million is included in cost of products sold and $3.8 million in selling, marketing, and general and administrative expenses in the consolidated statement of operations. Total restructuring costs include $9.9 million of employee severance costs which impacted

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
275 employees, $2.4 million of contractual lease obligations as well as $0.5 million of fixed asset write-offs. At December 29, 2007 all of the restructuring costs had been paid.
     In connection with the Company’s ongoing farm optimization programs in Asia, $2.8 million and $6.7 million of crop-related costs were written-off during 2007 and 2006, respectively. These non-cash charges have been recorded in cost of products sold in the consolidated statements of operations.
NOTE 7 — INCOME TAXES
     Income tax expense (benefit) was as follows:

	2008	2007	2006
	(In thousands)
Current
Federal, state and local	$835	$735	$406
Foreign	22,753	15,399	18,644

	23,588	16,134	19,050

Deferred
Federal, state and local	(16,218)	(29,122)	(15,690)
Foreign	(3,723)	(3,573)	(5,581)

	(19,941)	(32,695)	(21,271)

Non-current tax expense	(51,662)	20,615	24,830

	$(48,015)	$4,054	$22,609

     Pretax earnings attributable to foreign operations including earnings from discontinued operations, equity method investments and minority interests were $185.5 million, $53.9 million and $30.7 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. The Company has not provided for U.S. federal income and foreign withholding taxes on approximately $2.3 billion of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is currently not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.
     The Company’s reported income tax expense (benefit) on continuing operations differed from the expense calculated using the U.S. federal statutory tax rate for the following reasons:

	2008	2007	2006
	(In thousands)
Expense (benefit) computed at U.S. federal statutory income tax rate of 35%	$32,383	$(12,668)	$(5,748)
Foreign income taxed at different rates	(40,236)	8,963	27,440
State and local income tax, net of federal income taxes	(8,467)	(3,948)	(1,854)
Valuation allowances	9,787	11,071	6,842
U.S. Appeals Settlement and Other FIN 48 Related	(36,993)	—	—
Permanent items and other	(4,489)	636	(4,071)

Income tax expense (benefit)	$(48,015)	$4,054	$22,609

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     Deferred tax assets (liabilities) comprised the following:

	January 3,	December 29,
	2009	2007
	(In thousands)
Intangibles	$(295,362)	$(293,666)
Property, plant and equipment	(134,819)	(154,771)
Investment and other asset basis differences	34,534	20,394
Postretirement benefits	59,132	56,538
Operating accruals	71,698	65,743
Tax credit carryforwards	21,753	20,889
Net operating loss and other carryforwards	106,383	167,424
Valuation allowances	(144,083)	(174,398)
Other, net	47,832	26,108

	$(232,932)	$(265,739)

     The Company has gross federal, state and foreign net operating loss carryforwards of $82.4 million, $1 billion and $119.9 million, respectively, at January 3, 2009. The Company has recorded deferred tax assets of $29.8 million for federal net operating loss and other carryforwards, which, if unused, will expire between 2023 and 2028. The Company has recorded deferred tax assets of $45.8 million for state operating loss carryforwards, which, if unused, will start to expire in 2009. The Company has recorded deferred tax assets of $30.8 million for foreign net operating loss carryforwards which are subject to varying expiration rules. Tax credit carryforwards of $21.8 million include foreign tax credit carryforwards of $18.4 million which will expire in 2011, U.S. general business credit carryforwards of $0.3 million which expire between 2023 and 2027, and state tax credit carryforwards of $3.1 million with varying expiration dates. The Company has recorded a U.S. deferred tax asset of $35.8 million for disallowed interest expense which, although subject to certain limitations, can be carried forward indefinitely.
     A valuation allowance has been established to offset foreign tax credit carryforwards, state net operating loss carryforwards, certain foreign net operating loss carryforwards and certain other deferred tax assets in foreign jurisdictions. The Company has deemed it more likely than not that future taxable income in the relevant taxing jurisdictions will be insufficient to realize all of the related income tax benefits for these assets.
     Total deferred tax assets and deferred tax liabilities were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)
Deferred tax assets	$489,343	$499,899
Deferred tax asset valuation allowance	(144,083)	(174,398)

	345,260	325,501
Deferred tax liabilities	(578,192)	(591,240)

Net deferred tax liabilities	$(232,932)	$(265,739)

Current deferred tax assets consist of:
Deferred tax assets, net of valuation allowance	$54,508	$47,763
Deferred tax liabilities	(33,235)	(35,678)

Net current deferred tax assets	21,273	12,085
Non-current deferred tax liabilities consist of:
Deferred tax assets, net of valuation allowance	290,752	277,738
Deferred tax liabilities	(544,957)	(555,562)

Net non-current deferred tax liabilities	(254,205)	(277,824)

Net deferred tax liabilities	$(232,932)	$(265,739)

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

	January 3,	December 29,
	2009	2007
	(In thousands)
Unrecognized tax benefits — opening balance	$204,421	$200,641
Gross increases — tax positions in prior period	14,361	10,837
Gross decreases — tax positions in prior period	(346)	(13,448)
Gross increases — tax positions in current period	4,654	8,284
Settlements*	(105,139)	(1,793)
Lapse of statute of limitations	(2,083)	(100)

Unrecognized tax benefits — ending balance	$115,868	$204,421

*	2008 activity includes $110 million reduction in gross unrecognized tax benefits due to the settlement of the federal income tax audit for the years 1995 to 2001 less a cash refund received of $6 million on this settlement plus various state and foreign audit settlements totaling approximately $1million.
     The total for unrecognized tax benefits, including interest, was $143 million and $269 million at January 3, 2009 and December 29, 2007, respectively. The change is primarily due to the settlement of the federal income tax audit for the years 1995 to 2001. If recognized, approximately $131.5 million, net of federal and state tax benefits, would be recorded as a component of income tax expense and accordingly impact the effective tax rate.
     The Company recognizes accrued interest and penalties related to its unrecognized tax benefits as a component of income taxes in the consolidated statements of operations. Accrued interest and penalties before tax benefits were $26.9 million and $64.6 million at January 3, 2009 and December 29, 2007, respectively, and are included as a component of other long-term liabilities in the consolidated balance sheet. The decrease is primarily attributable to the reduction in liabilities for unrecognized tax benefits associated with the settlement of the federal income tax audit for the years 1995-2001. Interest and penalties recorded in the Company’s consolidated statements of operations for 2008, 2007 and 2006 were ($32.2) million, including the impact of the settlement, $17.2 million and $6.9 million, respectively.
     Dole Food Company or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.
     Income Tax Audits: The Company believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, management does not believe that any material payments will be made related to these matters within the next year. Management considers it unlikely that the resolution of these matters will have a material adverse effect on the Company’s results of operations.
     1995 — 2001 Federal Income Tax Audit: In June 2006, the IRS completed an examination of the Company’s federal income tax returns for the years 1995 to 2001 and issued a Revenue Agent’s Report (“RAR”) that included various proposed adjustments. The net tax deficiency associated with the RAR was $175 million for which the Company provided $110 million of gross unrecognized tax benefits, plus penalties and interest. The Company filed a protest letter contesting the proposed adjustments contained in the RAR. During January 2008, the Company was notified that the Appeals Branch of the IRS had finalized its review of the Company’s protest and that the Appeals Branch’s review supported the Company’s position in all material respects. On June 13, 2008, the Appeals review was approved by the Joint Committee on Taxation. The impact of the settlement on the Company’s year ended January 3, 2009 consolidated financial statements is $136 million, which includes a $110 million reduction in gross unrecognized tax benefits recorded in other long-term liabilities plus a reduction of $26 million for interest and penalties, net of federal and state tax benefits. Of this amount, $61 million reduced the Company’s income tax provision and effective tax rate for the year ended January 3, 2009 and the remaining $75 million reduced goodwill.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     2002 — 2005 Federal Income Tax Audit: The Company is currently under examination by the Internal Revenue Service for the tax years 2002-2005 and it is anticipated that the examination will be completed by the end of 2009.
     At this time, the Company does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statutes of limitations within the next twelve months.
NOTE 8 — DETAILS OF CERTAIN ASSETS AND LIABILITIES
     Details of receivables and inventories were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)
Receivables
Trade	$684,053	$708,545
Notes and other	126,601	145,624
Grower advances	34,861	41,302
Income tax refund	3,077	5,402

	848,592	900,873
Allowance for doubtful accounts	(41,357)	(61,720)

	$807,235	$839,153

Inventories
Finished products	$344,643	$355,502
Raw materials and work in progress	168,670	155,166
Crop-growing costs	210,263	172,980
Operating supplies and other	72,831	67,027

	$796,407	$750,675

     Accounts payable consists primarily of trade payables.
     Accrued liabilities included the following:

	January 3,	December 29,
	2009	2007
	(In thousands)
Employee-related costs and benefits	$127,162	$147,329
Amounts due to growers	64,746	98,130
Marketing and advertising	64,256	60,972
Shipping related costs	49,622	51,427
Materials and supplies	27,217	34,678
Interest	25,820	31,299
Unrealized hedging losses	80,760	28,462
Other	50,562	62,287

	$490,145	$514,584

     Other long-term liabilities were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)
Accrued postretirement and other employee benefits	$245,357	$249,230
Liability for unrecognized tax benefits	90,767	217,570
Other	85,655	74,434

	$421,779	$541,234

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
NOTE 9 — ASSETS HELD-FOR-SALE
     The Company continuously reviews its assets in order to identify those assets that do not meet the Company’s future strategic direction or internal economic return criteria. As a result of this review, the Company has identified and is in the process of selling certain businesses and long-lived assets. In accordance with FAS 144, the Company has reclassified these assets as held-for-sale.
     Total assets held-for-sale by segment were are follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)
Balance as of December 29, 2007	$34,159	$3,251	$—	$38,834	$76,244
Additions	252,581	35,349	4,452	71,833	364,215
Sales	(188,635)	—	(270)	(31,678)	(220,583)
Long-lived asset impairment	—	—	—	(17,000)	(17,000)

Balance as of January 3, 2009	$98,105	$38,600	$4,182	$61,989	$202,876

     Total liabilities held-for-sale by segment were are follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)
Balance as of December 29, 2007	$—	$—	$—	$—	$—
Additions	56,879	—	—	45,218	102,097
Sales	(51,632)	—	—	—	(51,632)

Balance as of January 3, 2009	$5,247	$—	$—	$45,218	$50,465

     The major classes of assets and liabilities held-for-sale included in the Company’s consolidated balance sheet at January 3, 2009 were as follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-for-Sale
	(In thousands)
Assets held-for-sale:
Receivables	$3,314	$—	$—	$14,000	$17,314
Inventories	6,301	—	—	2,883	9,184
Property, plant and equipment, net of accumulated depreciation	85,629	38,600	4,182	30,069	158,480
Other assets, net	2,861	—	—	15,037	17,898

Total assets held-for-sale	$98,105	$38,600	$4,182	$61,989	$202,876

Liabilities held-for-sale:
Accounts payable and accrued liabilities	$5,037	$—	$—	$18,028	$23,065
Long-term debt	—	—	—	25,857	25,857
Deferred income tax and other liabilities	210	—	—	1,333	1,543

Total liabilities held-for-sale	$5,247	$—	$—	$45,218	$50,465

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The Company received cash proceeds of $226.5 million on assets sold during the year ended January 3, 2009, including $214 million on assets which had been reclassified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale, excluding the 2008 amortization of the deferred gain on the ship discussed below, was $18 million for the year ended January 3, 2009. The Company also realized gains on assets not classified as held-for-sale, totaling $9 million for fiscal 2008. Total realized gains on asset sales of $27 million are shown as a separate component of operating income in the consolidated statement of operations for 2008. The net book value associated with these sales from continuing operations was approximately $103 million.
     Fresh Fruit
     During the year ended January 3, 2009, the Company added $252.6 million to the assets held-for-sale balance in the fresh fruit reporting segment. These assets primarily consist of a packing and cooling facility and wood box plant located in Chile and approximately 11,000 acres of Hawaiian land.
     During the fourth quarter of 2008, the Company entered into a binding letter of intent to sell certain portions of its Latin American banana operations. The related assets and liabilities from these operations were reclassified to held-for-sale during the fourth quarter of 2008. The sale closed during the first quarter of 2009.
     During the third quarter ended October 4, 2008, the Company entered into a definitive purchase and sale agreement to sell its JP Fresh subsidiary in the United Kingdom and its Dole France subsidiary which were in the European ripening and distribution business to Compagnie Fruitière Paris. Compagnie Fruitière Paris is a subsidiary of Compagnie Financière de Participations, a company in which Dole holds a non-controlling 40% ownership interest. The sale closed during the fourth quarter of 2008.
     2008 Sales and First Quarter 2009 Sales
     The Company sold the following assets during the year ended January 3, 2009, which had been classified as held-for-sale: approximately 2,200 acres of land parcels in Hawaii, additional agricultural acreage in California, two Chilean farms, property located in Turkey and a breakbulk refrigerated ship. In addition, the Company sold its JP Fresh and Dole France subsidiaries. The amount of cash collected on these sales totaled approximately $133.6 million. The total sales proceeds of $133.6 million includes $12.7 million for the sale of the ship. The Company also entered into a lease agreement for the same ship and recognized a deferred gain of $11.9 million on the sale. The deferred gain is amortized over the 3 year lease term.
     During the fourth quarter of 2007, the Company reclassified approximately 4,400 acres of land and other related assets of its citrus and pistachio operations located in central California as assets held-for-sale. These assets were held by non-wholly owned subsidiaries of the Company. In March 2008, the Company entered into an agreement to sell these assets. The sale was completed during the third quarter of 2008 and the subsidiaries received net proceeds of $44 million. The Company’s share of these net proceeds was $28.1 million. The Company recorded a gain of $3.3 million, net of income taxes, which was recorded as gain on disposal of discontinued operations, net of income taxes, for the year ended January 3, 2009.
     During January 2009, the Company completed the sale of certain portions of its Latin American banana operations. Net sales proceeds from the sale totaled approximately $27.3 million. Of this amount, $15.8 million was collected in cash and the remaining $11.5 million was recorded as a receivable, to be collected over the next twelve months.
     Fresh Vegetables
     During the fourth quarter of 2008, the Company reclassified approximately 1,100 acres of vegetable property located in California as assets held-for-sale and signed a definitive purchase and sale agreement to sell this property. The sale is expected to close towards the end of the first quarter of 2009.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     Packaged Foods
     During the second quarter of 2008, the Company reclassified approximately 600 acres of peach orchards located in California as assets held-for-sale. During the fourth quarter of 2008, the Company sold 40 acres for approximately $0.7 million.
     Fresh-Cut Flowers— Discontinued Operation
     During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operating segment. Accordingly, all the assets and liabilities were reclassified as held-for-sale.
     During the third quarter of 2008, the Company signed a binding letter of intent to sell its fresh-cut flowers division (“Flowers transaction”). The sale of the fresh-cut flowers division is expected to take place in phases. The first phase closed during the first quarter of 2009 as a stock-sale transaction. The remaining assets can be purchased by the same buyer under separate option contracts that expire in one year. The remaining phases are expected to close within the next year. If the options on the remaining assets are exercised, the Company will receive additional sales proceeds of approximately $26 million on assets with a net book value of $10 million.
     Included in liabilities held-for-sale of $45.2 million is $25.9 million of long-term debt of the former flowers subsidiaries. This debt ceased to be an obligation of the Company upon the closing of the first phase of the Flowers transaction.
     The Company recorded an impairment loss of $17 million on the assets sold in the first phase of the Flowers transaction. The impairment charge represents the amount by which the net book value exceeds the fair market value less cost to sell. The fair market value of the assets was determined by the sales price agreed upon in the binding letter of intent. The impairment loss was recorded as a component of loss from discontinued operations, net of income taxes, for the year ended January 3, 2009.
     2008 Sales and First Quarter 2009 Sales
     The Company reclassified its fresh-cut flowers headquarters facility, located in Miami, Florida as assets held-for-sale during the third quarter of 2007. The Company completed the sale of this facility during the third quarter of 2008 and received net cash proceeds of $34 million. In addition, the Company received net cash proceeds of $1.9 million on the sale of two farms. The gain realized on the sale of these assets, net of income taxes, was approximately $3.1 million and is included as a component of loss from discontinued operations, net of income taxes in the consolidated statement of operations for the year ended January 3, 2009.
     During January 2009, the first phase of the Flowers transaction was completed. The Company retains only certain real estate of the former flowers divisions to be sold in the subsequent phases of the transaction. Net sales proceeds from the sale totaled approximately $30 million. Of this amount, $21.7 million was collected in cash and the remaining $8.3 million was recorded as a receivable, to be collected over the next two years.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
NOTE 10 — PROPERTY, PLANT AND EQUIPMENT
     Major classes of property, plant and equipment were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)
Land and land improvements	$523,355	$698,853
Buildings and leasehold improvements	398,371	430,968
Machinery and equipment	810,722	803,353
Vessels and containers	201,178	218,970
Vessels and equipment under capital leases	91,392	98,006
Construction in progress	52,658	70,379

	2,077,676	2,320,529
Accumulated depreciation	(1,027,345)	(980,390)

	$1,050,331	$1,340,139

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

Years
Land improvements	5 to 40
Buildings and leasehold improvements	2 to 50
Machinery and equipment	2 to 35
Vessels and containers	5 to 20
Vessels and equipment under capital leases	Shorter of useful life or life of lease
     Depreciation expense on property, plant and equipment for continuing operations totaled $133.4 million, $146.9 million and $139 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Depreciation expense on property, plant and equipment for discontinued operations totaled $1.1 million, $4.2 million and $5.8 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
NOTE 11 — GOODWILL AND INTANGIBLE ASSETS
     Goodwill has been allocated to the Company’s reporting segments as follows:

		Fresh	Packaged
	Fresh Fruit	Vegetables	Foods	Total
	(In thousands)
Balance as of December 30, 2006	$386,625	$93,874	$65,241	$545,740
Adoption of FIN 48	(22,965)	(6,000)	(1,226)	(30,191)
Tax-related adjustments	(4,588)	(1,199)	(244)	(6,031)

Balance as of December 29, 2007	$359,072	$86,675	$63,771	$509,518
Tax-related adjustments	(59,208)	(15,469)	(3,160)	(77,837)
Transfer to assets held-for-sale	(24,751)	—	—	(24,751)
Other	(390)	—	—	(390)

Balance as of January 3, 2009	$274,723	$71,206	$60,611	$406,540

     The tax-related adjustments in 2007 resulted from changes to deductible temporary differences, operating loss or tax credit carryforwards and contingencies that existed at the time of the going-private merger transaction. The tax-related adjustments in 2008 resulted from changes to unrecognized tax benefits that existed at the time of the going-

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
private merger transaction which were due to the settlement of the federal income tax audit as discussed in Note 7 — Income Taxes.
     During the third quarter of 2008, the Company reclassified all of the assets and liabilities of JP Fresh to assets held-for-sale. The sale of JP Fresh was completed during the fourth quarter of 2008. Goodwill and intangible assets related to JP Fresh totaled $24 million and $7.3 million, respectively.
     Details of the Company’s intangible assets were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)
Amortized intangible assets:
Customer relationships	$38,501	$48,906
Other amortized intangible assets	2,042	2,135

	40,543	51,041
Accumulated amortization — customer relationships	(20,248)	(17,483)
Other accumulated amortization	(1,452)	(1,383)

Accumulated amortization — intangible assets	(21,700)	(18,866)

Amortized intangible assets, net	18,843	32,175
Indefinite-lived intangible assets:
Trademark and trade names	689,615	689,615

Total identifiable intangible assets, net	$708,458	$721,790

     Amortization expense of identifiable intangibles totaled $4.3 million, $4.5 million and $4.5 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Estimated remaining amortization expense associated with the Company’s identifiable intangible assets in each of the next five fiscal years is as follows (in thousands):

Fiscal Year	Amount
2009	$3,677
2010	$3,677
2011	$3,677
2012	$3,677
2013	$1,498
     The Company performed its annual impairment review of goodwill and indefinite-lived intangible assets pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”), during the second quarter of fiscal 2008. This review indicated no impairment to goodwill or any of the Company’s indefinite-lived intangible assets. As market conditions change, the Company continues to monitor and perform updates of its impairment testing of recoverability of goodwill and long-lived assets.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
NOTE 12 — NOTES PAYABLE AND LONG-TERM DEBT
Notes payable and long-term debt consisted of the following amounts:

	January 3,	December 29,
	2009	2007
	(In thousands)
Unsecured debt:
8.625% notes due 2009	$345,000	$350,000
7.25% notes due 2010	400,000	400,000
8.875% notes due 2011	200,000	200,000
8.75% debentures due 2013	155,000	155,000
Secured debt:
Revolving credit facility	150,500	176,400
Term loan facilities	835,444	960,375
Contracts and notes, at a weighted-average interest rate of 6.1% in 2008 (8.4% in 2007) through 2014	9,221	3,255
Capital lease obligations	60,448	85,959
Unamortized debt discount	(309)	(610)
Notes payable	48,789	81,018

	2,204,093	2,411,397
Current maturities	(405,537)	(95,189)

	$1,798,556	$2,316,208

Notes Payable
     The Company borrows funds on a short-term basis to finance current operations. The terms of these borrowings range from one month to three months. The Company’s notes payable at January 3, 2009 consist primarily of foreign borrowings in Asia and Latin America.
Notes and Debentures
     In April 2002, the Company completed the sale and issuance of $400 million aggregate principal amount of Senior Notes due 2009 (the “2009 Notes”). The 2009 Notes are redeemable, at the discretion of the Company, at par plus a make-whole amount, if any, and accrued and unpaid interest, any time prior to maturity. The 2009 Notes were issued at 99.50% of par. In 2005 in conjunction with an amendment and restatement of its senior secured credit agreement, the Company repurchased $50 million of its 2009 Notes. During September 2008, the Company completed the early redemption of $5 million of its 2009 Notes at a price of 99% of the principal amount plus accrued interest through the date of redemption.
     In May 2003, the Company issued and sold $400 million aggregate principal amount of 7.25% Senior Notes due 2010 (the “2010 Notes”). The 2010 Notes were issued at par. The Company may redeem some or all of the 2010 Notes at a redemption price of 100% of their principal amount during 2009 and thereafter, plus accrued and unpaid interest.
     In connection with the going-private merger transaction of 2003, the Company issued $475 million aggregate principal amount of 8.875% Senior Notes due 2011 (the “2011 Notes”). The 2011 Notes were issued at par. The Company may redeem some or all of the 2011 Notes at a redemption price of 100% of their principal amount during 2009 and thereafter, plus accrued and unpaid interest. In 2005 in conjunction with an amendment and restatement of its senior secured credit agreement, the Company repurchased $275 million of its 2011 Notes.
     In July 1993, the Company issued and sold debentures due 2013 (the “2013 Debentures”). The 2013 Debentures are not redeemable prior to maturity and were issued at 99.37% of par.
     Interest on the notes and debentures is paid semi-annually.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     None of the Company’s notes or debentures are subject to any sinking fund requirements. The notes and debentures are guaranteed by the Company’s wholly-owned domestic subsidiaries (Note 22).
April 2006 Amendments to Credit Facilities
     In April 2006, the Company completed an amendment and restatement of its senior secured credit agreement. The purposes of this refinancing included increasing the combined size of the Company’s revolving credit and letter of credit facilities, eliminating certain financial maintenance covenants, realizing currency gains arising out of the Company’s then existing yen-denominated term loan, and refinancing the higher-cost bank indebtedness of the Company’s immediate parent, Dole Holding Company, LLC (“DHC”) at the lower-cost Dole Food Company, Inc. level. The Company obtained $975 million of term loan facilities and $100 million in a pre-funded letter of credit facility, both of which mature in April 2013. The proceeds of the term loans were used to repay the then outstanding term loans and revolving credit facilities, as well as pay a dividend of $160 million to DHC, which proceeds were used to repay its existing debt facility.
     In addition, the Company entered into a new asset based revolving credit facility (“ABL revolver”) of $350 million. The facility is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility. The ABL revolver matures in April 2011.
Revolving Credit Facility and Term Loans
     As of January 3, 2009, the term loan facilities consisted of $176.8 million of Term Loan B and $658.6 million of Term Loan C. The term loan facilities bear interest at LIBOR plus a margin ranging from 1.75% to 2%, dependent upon the Company’s senior secured leverage ratio. The weighted average variable interest rates at January 3, 2009 for Term Loan B and Term Loan C were LIBOR plus 2%, or 4.3%. The term loan facilities require quarterly principal payments, plus a balloon payment due in 2013. Related to the term loan facilities, the Company holds an interest rate swap to hedge future changes in interest rates and a cross currency swap to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen fixed interest rate of 3.6%. Refer to Note 17 — Derivative Financial Instruments for additional discussion of the Company’s hedging activities.
     As of January 3, 2009, the ABL revolver borrowing base was $328.6 million and the amount outstanding under the ABL revolver was $150.5 million. The ABL revolver bears interest at LIBOR plus a margin ranging from 1.25% to 1.75%, dependent upon the Company’s historical borrowing availability under this facility. At January 3, 2009, the weighted average variable interest rate for the ABL revolver was LIBOR plus 1.5%, or 2.2%. The ABL revolver matures in April 2011. After taking into account approximately $5.3 million of outstanding letters of credit issued under the ABL revolver, the Company had approximately $172.8 million available for borrowings as of January 3, 2009. In addition, the Company had approximately $71 million of letters of credit and bank guarantees outstanding under its pre-funded letter of credit facility as of January 3, 2009.
     A commitment fee, which fluctuated between 0.25% and 0.375%, was paid based on the total unused portion of the revolving credit facility. In addition, there is a facility fee on the pre-funded letter of credit facility. The Company paid a total of $1 million, $0.7 million and $1 million in commitment and facility fees for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.
     The revolving credit facility and term loan facilities are collateralized by substantially all of the Company’s tangible and intangible assets, other than certain intercompany debt, certain equity interests and each of the Company’s U.S. manufacturing plants and processing facilities that has a net book value exceeding 1% of the Company’s net tangible assets.
Capital Lease Obligations
     At January 3, 2009 and December 29, 2007, included in capital lease obligations was $58.5 million and $83.4 million, respectively, of vessel financing related to two vessel leases denominated in British pound sterling. The reduction in the capital lease obligation was primarily due to the weakening of the British pound sterling against the U.S. dollar during 2008, which resulted in the Company recognizing $21.3 million of unrealized gains. These unrealized gains were recorded as other income (expense), net in the consolidated statement of operations. The

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
interest rates on these leases are based on LIBOR plus a spread. The remaining $1.9 million of capital lease obligations relate primarily to machinery and equipment. Interest rates under these leases are fixed. The capital lease obligations are collateralized by the underlying leased assets. Total payments, including principal and interest, through the remaining life of the lease total approximately $98.7 million. These leases expire in 2024.
Covenants
     Provisions under the indentures to the Company’s senior notes and debentures require the Company to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The senior secured revolving credit facility contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the revolving credit facility were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. In the event that such availability were to fall below $35 million for such eight consecutive business day period, the “springing covenant” would require that the Company’s fixed charge coverage ratio, defined as (x) consolidated EBITDA for the four consecutive fiscal quarters then ending divided by (y) consolidated fixed charges for such four fiscal quarter period, equal or exceed 1.00:1.00. The Company expects such fixed charge coverage ratio to continue to be in excess of 1.00:1.00. At January 3, 2009, the Company was in compliance with all applicable covenants. The Company has received approval from its lenders for an amendment to its senior secured credit facilities to, among other things, permit the Company to issue a certain amount of junior lien notes. The amendment to the term loan facilities, if entered into, will impose a first priority secured leverage maintenance covenant on the Company, which the Company expects to continue to be able to satisfy.
     A breach of a covenant or other provision in a debt instrument governing the Company’s current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under the Company’s other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under the Company’s current indebtedness were to accelerate the payment of the indebtedness, the Company cannot give assurance that its assets or cash flow would be sufficient to repay in full its outstanding indebtedness, in which event the Company likely would seek reorganization or protection under bankruptcy or other, similar laws.
     The Company’s parent, DHM Holding Company, Inc. (“HoldCo”), entered into an amended and restated loan agreement for $135 million on March 17, 2008 in connection with its investment in Westlake Wellbeing Properties, LLC. The obligations under such loan agreement mature on March 3, 2010. In addition, a $20 million principal payment on the loan is due on June 17, 2009. Failure to make this payment when due would give lenders under this loan agreement the right to accelerate that debt. Because HoldCo is a party to the Dole’s senior secured credit facilities, any failure of Holdco to pay the $20 million principal payment by June 17, 2009 or any other default under the Holdco agreement would result in a default under the Company’s senior secured credit facilities under the existing cross-default and cross-acceleration provisions set forth in those senior secured credit facilities. If such a default were to occur, the Company’s senior secured credit facilities could be declared due at the request of the lenders holding a majority of the senior secured debt under the applicable agreement and unless the default were waived the Company would no longer have the ability to request advances or letters of credit under its revolving credit facility. The acceleration of the indebtedness under the senior secured credit facilities would, if not cured within 30 days, also allow the holders of 25% or more in principal amount of any series of the Company’s notes or debentures to accelerate the maturity of such series. Although HoldCo has assured the Company that it expects to have sufficient funds available from its shareholders to timely make the $20 million principal payment by June 17, 2009, there is no assurance that it will occur.
Debt Issuance Costs
     Expenses related to the issuance of long-term debt are capitalized and amortized to interest expense over the term of the underlying debt. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company amortized deferred debt issuance costs of $4.1 million, $4.1 million and $4.4 million, respectively.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The Company wrote off $8.1 million of deferred debt issuance costs during the year ended December 30, 2006. The 2006 write-off was a result of a refinancing transaction that occurred in April 2006. This write-off was recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.
Fair Value of Debt
     The Company estimates the fair value of its unsecured notes and debentures based on current quoted market prices. The term loans are traded between institutional investors on the secondary loan market, and the fair values of the term loans are based on the last available trading price. The carrying value and estimated fair values of the Company’s debt is summarized below:

	January 3, 2009		December 29, 2007
		Estimated		Estimated
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Unsecured notes and debentures	$1,100,000	$809,400	$1,105,000	$1,029,350
Term loans	835,444	585,855	960,375	902,753
Maturities of Notes Payable and Long-Term Debt
     Maturities with respect to notes payable and long-term debt as of January 3, 2009 were as follows (in thousands):

Fiscal Year	Amount
2009	$405,537
2010	412,114
2011	363,189
2012	12,910
2013	960,498
Thereafter	49,845

Total	$2,204,093

Other
     In addition to amounts available under the revolving credit facility, the Company’s subsidiaries have uncommitted lines of credit of approximately $142.9 million at various local banks, of which $85.3 million was available at January 3, 2009. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of the Company’s uncommitted lines of credit expire in 2009 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by the Company or the banks. The Company’s ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.
NOTE 13 — EMPLOYEE BENEFIT PLANS
     The Company sponsors a number of defined benefit pension plans covering certain employees worldwide. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for certain hourly plans, which are based on negotiated benefits. In addition to pension plans, the Company has other postretirement benefit (“OPRB”) plans that provide certain health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age.
     The Company sponsors one qualified pension plan for U.S. employees, which is funded. All but one of the Company’s international pension plans and all of its OPRB plans are unfunded.
     All pension benefits for U.S. salaried employees were frozen in 2002. The assumption for the rate of compensation increase of 2.5% on the U.S. plans represents the rate associated with those participants whose benefits are negotiated under collective bargaining arrangements.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The Company uses a December 31 measurement date for all of its plans.
Adoption of FAS 158
     As of December 30, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“FAS 158”), which changed the accounting rules for reporting and disclosures related to pension and other postretirement benefit plans. FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur as a component of comprehensive income. The standard also requires an employer to measure the funded status as of the date of its year-end statement of financial position. The adoption in 2006 had no effect on the computation of net periodic benefit expense for pensions and postretirement benefits.
Pension Protection Act of 2006 and Worker, Retiree, and Employer Recovery Act of 2008
     In August 2006, the Pension Protection Act of 2006 was signed into law. This legislation changed the method of valuing the U.S. qualified pension plan assets and liabilities for funding purposes, as well as the minimum funding requirements. The Worker, Retiree, and Employer Recovery Act of 2008 was signed into law in December 2008. The combined effect of these laws will be larger contributions over the next eight to ten years, with the goal of being fully funded by the end of that period. The amount of unfunded liability in future years will be affected by future contributions, demographic changes, investment returns on plan assets, and interest rates, so full funding may be achieved sooner or later. The Company anticipates funding pension contributions with cash from operations.
     As a result of the Pension Protection Act of 2006 and the decrease in the value of the U.S. qualified plan’s assets, the Company anticipates contributions averaging approximately $12 million per year over the next nine years. The Company also anticipates that certain forms of benefit payments, such as lump sums, will be partially restricted over the next few years.
OPRB Plan Amendment
     During the fourth quarter of 2008, the Company amended its domestic OPRB Plan. This amendment became effective January 1, 2009. The Company replaced health care coverage (including prescription drugs) for Medicare eligible retirees and surviving spouses who are age 65 and older with a new Health Reimbursement Arrangement (“HRA”), whereby each participant will be provided an annual amount in an HRA account. The HRA account will be used to offset health care costs. This plan amendment will reduce the benefit obligation by $21.8 million. The amortization of this reduction in liability, combined with a lower interest cost, will reduce the expense for this plan by approximately $4.2 million for the next 8 years and by $1.5 million thereafter.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
Obligations and Funded Status — The status of the Company’s defined benefit pension and OPRB plans was as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended		Year Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007	2009	2007
	(In thousands)

Change in projected benefit obligation
Benefit obligation at beginning of period	$308,097	$310,186	$141,714	$134,098	$63,803	$68,628
Service cost	149	149	7,069	6,947	284	308
Interest cost	18,481	17,139	10,314	8,820	3,920	4,639
Participant contributions	—	—	—	458	—	—
Plan amendments	—	—	3,448	—	(20,960)	—
Foreign currency exchange rate changes	—	—	(11,721)	10,298	—	—
Actuarial (gain) loss	(34,261)	5,778	2,822	(7,736)	(1,610)	(5,194)
Divestitures	—	—	(44,158)	—	—	—
Curtailments, settlements and terminations, net	—	—	—	—	(158)	—
Benefits paid	(25,404)	(25,155)	(14,666)	(11,171)	(5,254)	(4,578)

Benefit obligation at end of period	$267,062	$308,097	$94,822	$141,714	$40,025	$63,803

Change in plan assets
Fair value of plan assets at beginning of period	$237,881	$236,712	$38,485	$35,036	$—	$—
Actual return on plan assets	(49,237)	17,451	2,123	1,167	—	—
Company contributions	2,293	8,873	17,874	11,826	5,254	4,578
Participant contributions	—	—	—	458	—	—
Foreign currency exchange rate changes	—	—	(3,001)	1,169	—	—
Benefits paid	(25,404)	(25,155)	(14,666)	(11,171)	(5,254)	(4,578)
Divestitures	—	—	(36,891)	—	—	—

Fair value of plan assets at end of period	$165,533	$237,881	$3,924	$38,485	$—	$—

Funded status	$(101,529)	$(70,216)	$(90,898)	$(103,229)	$(40,025)	$(63,803)

Amounts recognized in the Consolidated Balance Sheets
Current liabilities	$(2,224)	$—	$(5,729)	$—	$(4,271)	$—
Long-term liabilities	(99,305)	(70,216)	(85,169)	(103,229)	(35,754)	(63,803)

	$(101,529)	$(70,216)	$(90,898)	$(103,229)	$(40,025)	$(63,803)

     During the fourth quarter of 2008, the Company sold two European businesses, each of which had defined benefit plans. The sale of these businesses has been reflected in the tables above as divestitures. Refer to Note 9 — Assets Held-For-Sale.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     Amounts recognized in accumulated other comprehensive loss at January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended		Year Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007	2009	2007
	(In thousands)
Net actuarial loss (gain)	$74,383	$42,754	$11,592	$7,970	$(8,091)	$(6,136)
Prior service cost (benefit)	1	1	3,718	392	(25,506)	(5,460)
Net transition obligation	—	—	81	149	—	—
Income taxes	(27,894)	(16,034)	(584)	(208)	13,260	3,324

Total	$46,490	$26,721	$14,807	$8,303	$(20,337)	$(8,272)

     All of the Company’s pension plans were underfunded at January 3, 2009, having accumulated benefit obligations exceeding the fair value of plan assets. The accumulated benefit obligation for all defined benefit pension plans was $333.8 million and $417.6 million at January 3, 2009 and December 29, 2007, respectively. The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)
Projected benefit obligation	$361,884	$449,811
Accumulated benefit obligation	$333,814	$417,581
Fair value of plan assets	$169,457	$276,366

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
Components of Net Periodic Benefit Cost and Other Changes Recognized in Other Comprehensive Loss
     The components of net periodic benefit cost and other changes recognized in other comprehensive loss for the Company’s U.S. and international pension plans and OPRB plans were as follows:

	U.S Pension Plans			International Pension Plans
	Year Ended			Year Ended
	January 3,	December 29,	December 30,	January 3,	December 29,	December 30,
	2009	2007	2006	2009	2007	2006
	(In thousands)
Components of net periodic benefit cost:
Service cost	$149	$149	$1,550	$7,069	$6,947	$4,443
Interest cost	18,481	17,139	16,878	10,314	8,820	7,165
Expected return on plan assets	(18,139)	(17,721)	(18,021)	(2,378)	(2,473)	(905)
Amortization of:
Unrecognized net loss	1,485	1,236	652	493	525	201
Unrecognized prior service cost	1	1	1	79	79	69
Unrecognized net transition obligation	—	—	—	59	56	51
Curtailments, settlements and terminations, net	—	—	—	918	653	1,197

	$1,977	$804	$1,060	$16,554	$14,607	$12,221

Other changes recognized in other comprehensive loss
Net loss (gain)	$33,115	$6,049		$3,030	$(6,430)
Prior service cost	—	—		3,449	—
Amortization of:
Unrecognized net loss (gain)	(1,485)	(1,236)		698	(1,178)
Unrecognized prior service cost	(1)	(1)		(79)	(79)
Unrecognized net transition obligation	—	—		(59)	(56)
Foreign currency adjustment	—	—		(159)	646
Income taxes	(11,860)	(499)		(376)	860

Total recognized in other comprehensive loss	$19,769	$4,313		$6,504	$(6,237)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$21,746	$5,117		$23,058	$8,370

	OPRB Plans
	Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)
Components of net periodic benefit cost:
Service cost	$284	$308	$282
Interest cost	3,921	4,639	3,908
Amortization of:
Unrecognized net loss (gain)	(8)	95	(112)
Unrecognized prior service benefit	(914)	(914)	(914)
Curtailments, settlements and terminations, net	(158)	—	(1,062)

	$3,125	$4,128	$2,102

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)

	OPRB Plans
	Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)
Other changes recognized in other comprehensive loss
Net gain	$(1,963)	$(5,194)
Prior service benefit	(20,960)	—
Amortization of:
Unrecognized net (loss) gain	8	(95)
Unrecognized prior service benefit	914	914
Income taxes	9,936	2,271

Total recognized in other comprehensive loss	$(12,065)	$(2,104)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$(8,940)	$2,024

     The estimated net loss, prior service cost and transition obligation for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $1.3 million of expense. The estimated actuarial net gain and prior service benefit for the OPRB plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost over the next fiscal year is $4.1 million of income.
Assumptions
     Weighted-average assumptions used to determine benefit obligations at January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension		International
	Plans		Pension Plans		OPRB Plans
	2008	2007	2008	2007	2008	2007
Rate assumptions:
Discount rate	6.75%	6.25%	8.30%	7.52%	7.03%	6.44%
Rate of compensation increase	2.50%	2.50%	6.00%	5.22%	—	—
     Weighted-average assumptions used to determine net periodic benefit cost for the years ended January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension		International
	Plans		Pension Plans		OPRB Plans
	2008	2007	2008	2007	2008	2007
Rate assumptions:
Discount rate	6.25%	5.75%	8.47%	6.61%	6.44%	5.91%
Compensation increase	2.50%	2.50%	5.85%	5.15%	—	—
Rate of return on plan assets	8.00%	8.00%	7.70%	6.73%	—	—
     International plan discount rates, assumed rates of increase in future compensation and expected long-term return on assets differ from the assumptions used for U.S. plans due to differences in the local economic conditions in the countries in which the international plans are based.
     The APBO for the Company’s U.S. OPRB plan in 2008 and 2007 was determined using the following assumed annual rate of increase in the per capita cost of covered health care benefits:

	Year Ended	Year Ended
	January 3,	December 29,
Fiscal Year	2009	2007
Health care costs trend rate assumed for next year	8%	9%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2012	2012

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The health care plan offered to retirees in the U.S. who are age 65 or older was changed effective January 1, 2009 to provide the reimbursement of health care expenses up to a certain fixed amount. There is no commitment to increase the fixed dollar amount and no increase was assumed in determining the APBO. Therefore, the trend rate applies only to benefits for U.S. retirees prior to age 65 and to foreign retirees.
     A one-percentage-point change in assumed health care cost trend rates would have the following impact on the Company’s OPRB plans:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
	(In thousands)
Increase (decrease) in service and interest cost	$110	$(98)
Increase (decrease) in postretirement benefit obligation	$1,470	$(1,292)
Plan Assets
     The following is the plan’s target asset mix, which management believes provides the optimal tradeoff of diversification and long-term asset growth:

Target
Asset Class	Allocation
Fixed income securities	40%
Equity securities	55%
Private equity and venture capital funds	5%
     The Company’s U.S. pension plan weighted-average asset allocations at January 3, 2009 and December 29, 2007 by asset category, are as follows:

	Plan Assets at
	January 3,	December 29,
Asset Class	2009	2007
Fixed income securities	53%	41%
Equity securities	45%	57%
Private equity and venture capital funds	2%	2%

Total	100%	100%

     The plan’s asset allocation includes a mix of fixed income investments designed to reduce volatility and equity investments designed to maintain funding ratios and long-term financial health of the plan. The equity investments are diversified across U.S. and international stocks as well as growth, value, and small and large capitalizations.
     Private equity and venture capital funds are used to enhance long-term returns while improving portfolio diversification. The Company employs a total return investment approach whereby a mix of fixed income and equity investments is used to maximize the long-term return of plan assets with a prudent level of risk. The objectives of this strategy are to achieve full funding of the accumulated benefit obligation, and to achieve investment experience over time that will minimize pension expense volatility and minimize the Company’s contributions required to maintain full funding status. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.
     The Company’s actual weighted average asset allocation varied from the Company’s target allocation at January 3, 2009 due to the economic volatility in the stock and bond markets during 2008. The Company is currently assessing its positions and expects to rebalance its portfolio during 2009.
     The pension plan did not hold any of the Company’s common stock at January 3, 2009 and December 29, 2007.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The Company determines the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years. The Company also considers the weighted-average historical rate of returns on securities with similar characteristics to those in which the Company’s pension assets are invested.
     The Company applies the “10% corridor” approach to amortize unrecognized actuarial gains (losses) on both its U.S. and international pension and OPRB plans. Under this approach, only actuarial gains (losses) that exceed 10% of the greater of the projected benefit obligation or the market-related value of the plan assets are amortized. The amortization period is based on the average remaining service period of active employees expected to receive benefits under each plan or over the life expectancy of inactive participants where all, or nearly all, participants are inactive. For the year ended January 3, 2009, the average remaining service period used to amortize unrecognized actuarial gains (losses) for its domestic plans was approximately 10.5 years.
Plan Contributions and Estimated Future Benefit Payments
     During 2008, the Company did not make any contributions to its qualified U.S. pension plan. Under the minimum funding requirements of the Pension Protection Act of 2006, no contribution was required for fiscal 2008. The Company expects to contribute approximately $8 million to its U.S. qualified plan in 2009, which is the estimated minimum funding requirement calculated under the Pension Protection Act of 2006. Future contributions to the U.S. pension plan in excess of the minimum funding requirement are voluntary and may change depending on the Company’s operating performance or at management’s discretion. The Company expects to make $15.7 million of payments related to its other U.S. and foreign pension and OPRB plans in 2009.
     The following table presents estimated future benefit payments:

		International
	U.S. Pension	Pension
Fiscal Year	Plans	Plans	OPRB Plans
	(In thousands)
2009	$23,126	$8,471	$4,271
2010	22,848	8,941	4,179
2011	22,385	8,546	4,114
2012	22,375	9,110	3,999
2013	22,039	9,268	3,911
2014-2018	106,662	57,967	18,457

Total	$219,435	$102,303	$38,931

Defined Contribution Plans
     The Company offers defined contribution plans to eligible employees. Such employees may defer a percentage of their annual compensation in accordance with plan guidelines. Some of these plans provide for a Company match that is subject to a maximum contribution as defined by the plan. Company contributions to its defined contribution plans totaled $8.1 million, $7.6 million and $7.3 million in the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
Multi-Employer Plans
     The Company is also party to various industry-wide collective bargaining agreements that provide pension benefits. Total contributions to these plans for eligible participants were approximately $1.6 million, $2.8 million and $3.7 million in the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
NOTE 14 — SHAREHOLDERS’ EQUITY
     The Company’s authorized share capital as of January 3, 2009 and December 29, 2007 consisted of 1,000 shares of $0.001 par value common stock of which 1,000 shares were issued and outstanding. All issued and outstanding shares are owned by DHC, a Delaware limited liability company and a direct wholly-owned subsidiary of DHM Holding Company, Inc. (“HoldCo”).
Dividends
     The Company did not declare or pay a dividend to its parent during either of the years ended January 3, 2009 and December 29, 2007. During the year ended December 30, 2006, the Company declared and paid dividends of $163.7 million to DHC.
     The Company’s ability to declare dividends is limited under the terms of its senior secured credit facilities and senior notes indentures. As of January 3, 2009, the Company had no ability to declare and pay dividends or other similar distributions.
Capital Contributions and Return of Capital
     There were no capital contributions or return of capital transactions during either of the years ended January 3, 2009 and December 29, 2007.
     On March 3, 2006, HoldCo executed a $150 million senior secured term loan agreement. In March 2006, HoldCo contributed $28.4 million to its wholly-owned subsidiary, DHC, the Company’s immediate parent, which contributed the funds to the Company. As planned, in October 2006, the Company declared a cash capital repayment of $28.4 million to DHC, returning the $28.4 million capital contribution made by DHC in March 2006. The Company repaid this amount during the fourth quarter of 2006.
     On October 4, 2006, the Company loaned $31 million to DHC, which then dividended the funds to HoldCo for contribution to Westlake Wellbeing Properties, LLC. In connection with this funding, an intercompany loan agreement was entered into between DHC and the Company. DHC has no operations and would need to repay the loan with a dividend from the Company, a contribution from HoldCo, or through a financing transaction. It is currently anticipated that amounts under the intercompany loan agreement will be replaced with dividend proceeds or the loan would be forgiven in the future. The Company has accounted for the intercompany loan as a distribution of additional paid-in capital.
Comprehensive Income (Loss)
     Comprehensive income (loss) consists of changes to shareholders’ equity, other than contributions from or distributions to shareholders, and net income (loss). The Company’s other comprehensive income (loss) principally consists of unrealized foreign currency translation gains and losses, unrealized gains and losses on cash flow hedging instruments and pension liability. The components of, and changes in, accumulated other comprehensive income (loss) are presented in the Company’s Consolidated Statements of Shareholders’ Equity.
NOTE 15 — BUSINESS SEGMENTS
     As discussed in Note 5, the Company approved and committed to a formal plan to divest its fresh-cut flowers operating segment and accordingly reclassified the results of operations to discontinued operations. As a result of this reclassification of the fresh-cut flowers segment, the Company now has three reportable operating segments.
     The Company has three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     Management evaluates and monitors segment performance primarily through, among other measures, earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of the Company’s profitability. Additionally, the Company’s computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.
     In the tables below, only revenues from external customers and EBIT reflect results from continuing operations. Total assets, depreciation and amortization and capital additions reflect results from continuing and discontinued operations for 2008, 2007 and 2006.
     The results of operations and financial position of the three reportable operating segments and corporate were as follows:
Results of Operations:

	2008	2007	2006
	(In thousands)
Revenues from external customers
Fresh fruit	$5,401,145	$4,736,902	$3,968,963
Fresh vegetables	1,086,888	1,059,401	1,082,416
Packaged foods	1,130,791	1,023,257	938,336
Corporate	1,128	1,252	1,148

	$7,619,952	$6,820,812	$5,990,863

EBIT
Fresh fruit	$305,782	$170,598	$103,891
Fresh vegetables	1,123	(21,725)	(7,301)
Packaged foods	69,100	78,492	91,392

Total operating segments	376,005	227,365	187,982
Corporate:
Unrealized gain (loss) on cross currency swap	(50,411)	(10,741)	20,664
Operating and other expenses	(54,043)	(59,506)	(53,377)

Corporate	(104,454)	(70,247)	(32,713)
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)

Income (loss) from continuing operations, net of income taxes	$145,081	$(41,787)	$(42,055)

     Corporate EBIT includes general and administrative costs not allocated to operating segments.
     Substantially all of the Company’s equity earnings in unconsolidated subsidiaries, which have been included in EBIT in the table above, relate to the fresh fruit operating segment.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
Financial Position:

	January 3,	December 29,
	2009	2007
	(In thousands)
Total assets
Fresh fruit	$2,322,899	$2,528,169
Fresh vegetables	460,221	476,501
Packaged foods	686,801	693,515

Total operating segments	3,469,921	3,698,185
Corporate	832,709	832,121
Fresh-cut flowers — discontinued operations	61,989	112,578

	$4,364,619	$4,642,884

Depreciation and amortization and capital additions by segment were as follows:

	2008	2007	2006
	(In thousands)
Depreciation and amortization
Fresh fruit	$90,289	$96,480	$92,196
Fresh vegetables	19,420	18,414	15,744
Packaged foods	25,419	32,989	31,454

Total operating segments	135,128	147,883	139,394
Corporate	2,532	3,498	4,136
Discontinued operations	1,168	4,224	5,817

	$138,828	$155,605	$149,347

Capital additions
Fresh fruit	$44,381	$52,511	$41,286
Fresh vegetables	9,152	27,433	52,990
Packaged foods	20,111	23,913	19,728

Total operating segments	73,644	103,857	114,004
Corporate	255	158	975
Discontinued operations	3,016	3,215	4,356

	$76,915	$107,230	$119,335

The Company’s revenues from external customers and tangible long-lived assets by country/region were as follows:

	2008	2007	2006
	(In thousands)
Revenues from external customers
United States	$2,982,968	$2,669,932	$2,580,820
Japan	723,195	590,218	578,504
Sweden	564,499	474,139	354,390
Germany	551,555	470,570	439,741
United Kingdom	242,258	329,999	108,040
Canada	287,758	262,217	222,846
Other Euro zone countries	944,470	817,082	744,416
Other international	1,323,249	1,206,655	962,106

	$7,619,952	$6,820,812	$5,990,863

No individual country in the Other international category above had material revenues from external customers.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)

	January 3,	December 29,
	2009	2007
	(In thousands)
Tangible long-lived assets
United States	$480,000	$654,051
Oceangoing assets	134,681	161,531
Philippines	144,114	148,786
Costa Rica	96,916	97,576
Honduras	79,298	77,093
Chile	48,647	56,974
Ecuador	64,426	54,254
Other international	140,487	245,461

	$1,188,569	$1,495,726

NOTE 16 — OPERATING LEASES AND OTHER COMMITMENTS
     In addition to obligations recorded on the Company’s Consolidated Balance Sheet as of January 3, 2009, the Company has commitments under cancelable and non-cancelable operating leases, primarily for land, machinery and equipment, vessels and containers and office and warehouse facilities. A significant portion of the Company’s lease payments are fixed. Total rental expense, including rent related to cancelable and non-cancelable leases, was $204.2 million, $169.2 million and $153 million (net of sublease income of $17.1 million, $16.6 million and $16.4 million) for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
     The Company modified the terms of its corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from terminating in 2010 to 2018. The Company’s corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018.
     As of January 3, 2009, the Company’s non-cancelable minimum lease commitments, including the residual value guarantee, before sublease income, were as follows (in thousands):

Fiscal Year	Amount
2009	$143,054
2010	110,736
2011	85,026
2012	62,842
2013	47,677
Thereafter	115,034

Total	$564,369

     Total expected future sublease income expected to be earned over 7 years is $42.6 million.
     In order to secure sufficient product to meet demand and to supplement the Company’s own production, the Company has entered into non-cancelable agreements with independent growers, primarily in Latin America and North America, to purchase substantially all of their production subject to market demand and product quality. Prices under these agreements are generally tied to prevailing market rates and contract terms generally range from one to ten years. Total purchases under these agreements were $658.8 million, $564.5 million and $474.5 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     At January 3, 2009, aggregate future payments under such purchase commitments (based on January 3, 2009 pricing and volumes) are as follows (in thousands):

Fiscal Year	Amount
2009	$622,921
2010	395,143
2011	348,642
2012	218,687
2013	184,596
Thereafter	131,404

Total	$1,901,393

     In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, the Company has entered into contracts for the purchase of packing supplies; some of these contracts run through 2010. Prices under these agreements are generally tied to prevailing market rates. Purchases under these contracts for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were approximately $292.6 million, $272.7 million and $207.6 million, respectively.
     Under these contracts, the Company was committed at January 3, 2009, to purchase packing supplies, assuming current price levels, as follows (in thousands):

Fiscal Year	Amount
2009	$158,638
2010	133,875

Total	$292,513

     The Company has numerous collective bargaining agreements with various unions covering approximately 35% of the Company’s hourly full-time and seasonal employees. Of the unionized employees, 35% are covered under a collective bargaining agreement that will expire within one year and the remaining 65% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however, management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on the Company’s financial condition or results of operations.
NOTE 17 — DERIVATIVE FINANCIAL INSTRUMENTS
     The Company is exposed to foreign currency exchange rate fluctuations, bunker fuel price fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, the Company uses derivative instruments to hedge certain foreign currency, bunker fuel and interest rate exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.
     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”), establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability and measured at fair value. FAS 133 also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. For those instruments that qualify for hedge accounting as cash flow hedges, any unrealized gains or losses are included in accumulated other comprehensive income (loss), with the corresponding asset or liability recorded on the balance sheet. Any portion of a cash flow hedge that is deemed to be ineffective is recognized into current period earnings. When the transaction underlying the hedge is recognized into earnings, the related other comprehensive income (loss) is reclassified to current period earnings.
     Through the first quarter of 2007, all of the Company’s derivative instruments, with the exception of the cross currency swap, were designated as effective hedges of cash flows as defined by FAS 133. However, during the

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
second quarter of 2007, the Company elected to discontinue its designation of both its foreign currency and bunker fuel hedges as cash flow hedges under FAS 133. The interest rate swap continues to be accounted for as a cash flow hedge under FAS 133. As a result, all changes in the fair value of the Company’s derivative financial instruments from the time of discontinuation of hedge accounting are reflected in the Company’s consolidated statements of operations. Gains and losses on foreign currency and bunker fuel hedges are recorded as a component of cost of products sold in the consolidated statement of operations. Gains and losses related to the interest rate swap are recorded as a component of interest expense in the consolidated statements of operations.
   Foreign Currency Hedges
     Some of the Company’s divisions operate in functional currencies other than the U.S. dollar. As a result, the Company enters into cash flow derivative instruments to hedge portions of anticipated revenue streams and operating expenses. At January 3, 2009, the Company had forward contract hedges for forecasted revenue transactions denominated in the Japanese yen, the Euro and the Swedish krona and for forecasted operating expenses denominated in the Chilean peso, Colombian peso and the Philippine peso. The Company uses foreign currency exchange forward contracts and participating forward contracts to reduce its risk related to anticipated dollar equivalent foreign currency cash flows.
     In addition, the net assets of some of the Company’s foreign subsidiaries are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The Company has historically not attempted to hedge this equity risk.
     At January 3, 2009, the gross notional value and fair market value of the Company’s foreign currency hedges were as follows:

	Gross Notional Value				Average
	Participating			Fair Market Value	Strike
	Forwards	Forwards	Total	Assets (Liabilities)	Price
			(In thousands)
Foreign Currency Hedges(Buy/Sell):
U.S. Dollar/Japanese Yen	$147,474	$—	$147,474	$(9,800)	JPY 104
U.S. Dollar/Euro	100,207	—	100,207	5,206	EUR 1.43
Euro/SEK	—	4,709	4,709	(153)	SEK 11.09
Chilean Peso/U.S. Dollar	—	22,495	22,495	419	CLP 668
Colombian Peso/U.S. Dollar	—	52,262	52,262	(441)	COP 2,294
Philippine Peso/U.S. Dollar	—	39,053	39,053	(846)	PHP 47.5

Total	$247,681	$118,519	$366,200	$(5,615)

     At December 29, 2007 the Company had outstanding hedges denominated in the Japanese yen, the Euro, the Canadian dollar, the Chilean peso and the Thai baht. The fair market value of these hedges was a liability of $12.1 million at December 29, 2007.
   Bunker Fuel Hedges
     The Company enters into bunker fuel hedges for its shipping operations to reduce its risk related to price fluctuations on anticipated bunker fuel purchases. At January 3, 2009, the notional volume and the fair market value of the Company’s bunker fuel hedges were as follows:

		Fair Market
	Notional Volume	Value	Average Price
	(metric tons)	(In thousands)	(per metric ton)
Bunker Fuel Hedges:
Rotterdam	15,018	$(3,576)	$418

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     At December 29, 2007, the fair market value of the bunker fuel hedges was an asset of $1.1 million, which included $0.4 million related to unsettled bunker fuel hedges that received FAS 133 treatment prior to the discontinuation of hedge accounting during the second quarter of 2007.
     For both the foreign currency and bunker fuel hedges, the fair market value of these instruments is recorded in the consolidated balance sheet as either a current asset or current liability. Settlement of these hedges will occur during 2009.
     Net unrealized gains (losses) and realized gains (losses) included as a component of cost of products sold in the consolidated statement of operations on the foreign currency and bunker fuel hedges for fiscal 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(In thousands)
Unrealized Gains (Losses):
Foreign currency exchange contracts and other	$6,002	$(12,065)	$—
Foreign currency exchange contracts — discontinued operations	447	—	(492)
Bunker fuel contracts	(4,325)	749	(1,088)

	2,124	(11,316)	(1,580)

Realized Gains (Losses):
Foreign currency exchange contracts	(11,255)	12,719	2,203
Foreign currency exchange contracts — discontinued operations	(736)	6,098	(1,436)
Bunker fuel contracts	678	3,903	(3,465)

	(11,313)	22,720	(2,698)

	$(9,189)	$11,404	$(4,278)

     With the exception of some Colombian peso hedges, all unrealized gains (losses) on foreign currency and bunker fuel hedges for 2006 were included as a component of other comprehensive income (loss) in shareholders’ equity. Unrealized losses for 2006 included in the table above relate to Colombian peso hedges that did not receive FAS 133 treatment and the ineffective portion of bunker fuel hedges. The realized and unrealized gains (losses) related to discontinued operations were included as a component of loss from discontinued operations.
    Interest Rate and Cross Currency Swaps
     As discussed in Note 12, the Company completed an amendment and restatement of its senior secured credit facilities in April 2006. As a result of this refinancing transaction, the Company recognized a gain of $6.5 million related to the settlement of its interest rate swap associated with its then existing Term Loan A. This amount was recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.
     In June 2006, subsequent to the refinancing transaction, the Company entered into an interest rate swap in order to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowings under Term Loan C, which was variable-rate debt, to a fixed-rate basis through June 2011. The interest rate swap fixed the interest rate at 7.24%. The paying and receiving rates under the interest rate swap were 5.49% and 4.82% as of January 3, 2009, with an outstanding notional amount of $320 million. The critical terms of the interest rate swap were substantially the same as those of Term Loan C, including quarterly principal and interest settlements. The interest rate swap hedge has been designated as an effective hedge of cash flows as defined by FAS 133. The fair value of the interest rate swap was a liability of $26.5 million and $15.9 million at January 3, 2009 and December 29, 2007, respectively. Net payments of the interest rate swap are recorded as a component of interest expense in the consolidated statements of operations for 2008 and 2007. Net payments were $5.6 million and $0.4 million for the years ended January 3, 2009 and December 29, 2007, respectively.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     In addition, in June 2006, the Company executed a cross currency swap to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.24% to a Japanese yen interest rate of 3.6%. Payments under the cross currency swap were converted from U.S. dollars to Japanese yen at an exchange rate of ¥111.9. At January 3, 2009, the exchange rate of the Japanese yen to U.S. dollar was ¥90.6. The value of the cross currency swap will fluctuate based on changes in the U.S. dollar to Japanese yen exchange rate and market interest rates until maturity in 2011, at which time it will settle in cash at the then current exchange rate. The fair market value of the cross currency swap was a liability of $40.5 million and an asset of $9.9 million at January 3, 2009 and December 29, 2007, respectively.
     The unrealized gains (losses) and realized gains on the cross currency swap for fiscal 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(In thousands)
Unrealized gains (losses)	$(50,411)	$(10,741)	$20,664
Realized gains	11,209	12,780	4,102

	$(39,202)	$2,039	$24,766

     Realized and unrealized gains and losses on the cross currency swap are recorded through other income (expense), net in the consolidated statements of operations.
    FAS 157
     As discussed in Note 2, the Company adopted FAS 157 as of December 30, 2007 for financial assets and liabilities measured on a recurring basis and the impact of the adoption was not material. FAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:
          Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.
          Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.
          Level 3: Unobservable inputs that are not corroborated by market data.
     The fair values of the Company’s derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts, bunker fuel contracts, interest rate swap and cross currency swap were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates, bunker fuel futures, interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. The Company recorded a credit valuation adjustment at January 3, 2009 which reduced the derivative liability balances by approximately $16.3 million and resulted in a corresponding decrease in the unrealized loss recorded for the derivative instruments. Approximately $2.7 million of the credit valuation adjustment was recorded as a component of interest expense and $13.6 million was recorded as a component of other income (expense), net.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The following table provides a summary of the fair values of assets and liabilities under the FAS 157 hierarchy:

		Fair Value
		Measurements at
		January 3, 2009
		Using Significant
		Other Observable
	January 3,	Inputs
	2009	(Level 2)
	(In thousands)
Assets and Liabilities Measured on a Recurring Basis
Assets:
Foreign currency exchange contracts	$5,625	$5,625

Liabilities:
Foreign currency exchange contracts	$11,240	$11,240
Bunker fuel contracts	3,576	3,576
Interest rate swap	26,467	26,467
Cross currency swap	40,488	40,488

	$81,771	$81,771

   Credit Risk
     The counterparties to the foreign currency exchange forward contracts, bunker fuel hedges and the interest rate swap consist of a number of major international financial institutions. The Company has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose the Company to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. The Company does not anticipate any such losses.
NOTE 18 — CONTINGENCIES
     The Company is a guarantor of indebtedness to some of its key fruit suppliers and other entities integral to the Company’s operations. At January 3, 2009, guarantees of $3.2 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply the Company with product. The Company has not historically experienced any significant losses associated with these guarantees.
     The Company issues letters of credit and bank guarantees through its ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. The Company also provides insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of January 3, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $107.3 million, of which $71 million were issued under its pre-funded letter of credit facility.
     The Company also provides various guarantees, mostly to foreign banks, in the course of its normal business operations to support the borrowings, leases and other obligations of its subsidiaries. The Company guaranteed $218.8 million of its subsidiaries’ obligations to their suppliers and other third parties as of January 3, 2009.
     The Company has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of the Company.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     The Company is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. The Company has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which the Company is a party are not expected to have a material adverse effect, individually or in the aggregate, on the Company’s financial condition or results of operations.
     A significant portion of the Company’s legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. The Company and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. The Company halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.
     Currently there are 270 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP, seeking enforcement of Nicaragua judgments, or seeking to bar Dole’s efforts to resolve DBCP claims in Nicaragua. In addition, there are 150 labor cases pending in Costa Rica under that country’s national insurance program.
     Fifty-three of the 270 lawsuits are currently pending in various jurisdictions in the United States, of which 26 have been brought by foreign workers who allege exposure to DBCP in countries where Dole did not even have operations during the relevant time period. A case pending in Houston, Texas seeking to bar Dole’s efforts to resolve DBCP claims in Nicaragua has now been dismissed. The case pending in Los Angeles Superior Court with 10 Nicaraguan plaintiffs, currently with a trial date of September 10, 2009, will be devoted exclusively to resolving the issue of fraud on the court and the parties that Dole contends the plaintiffs have committed. Another case pending in Hawaii Superior Court with 10 plaintiffs from Costa Rica, Guatemala, Ecuador and Panama currently has a trial date of January 18, 2010. The remaining cases are pending in Latin America and the Philippines. Claimed damages in DBCP cases worldwide total approximately $44.5 billion, with lawsuits in Nicaragua representing approximately 88% of this amount. Typically in these cases we are a joint defendant with the major DBCP manufacturers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against us.
     One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs initially resulted in verdicts which totaled approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, including, importantly, the court’s decision striking down punitive damages in the case on U.S. Constitutional grounds, the damages against Dole have now been reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. The parties in this lawsuit have filed appeals. Once the court makes its determination of costs, the Company will file an appeal bond, which will further stay the judgment pending the resolution of the appeal. Additionally, the court appointed a mediator to explore possible settlement of all DBCP cases currently pending before the court.
     In Nicaragua, 196 cases are currently filed (of which 28 are active) in various courts throughout the country, all but one of which were brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional. Twenty-four cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; and $38.4 million (one case with 192 claimants) on November 14, 2007. We have appealed all judgments, with our appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal.
     The 28 active cases are currently pending in civil courts in Managua (17), Chinandega (10) and Puerto Cabezas (1), all of which have been brought under Law 364 except for one of the cases pending in Chinandega. In 10 of the 17 cases in Managua (Dole has not been ordered to answer in seven cases), we have sought to have the cases returned to the United States pursuant to Law 364. Our requests are still pending and we expect to make similar requests in the remaining seven cases at the appropriate time. However, in one of these cases, we have recently learned (unofficially) that the Managua court has issued a new judgment for $357.7 million in favor of 417 claimants. In four of the 10 cases in Chinandega (Dole has not been ordered to answer in six cases), we have sought to have the cases returned to the United States pursuant to Law 364. In one case, the Chinandega court has ordered the plaintiffs to respond to our request; in two cases, the court had denied our requests, and we have appealed that decision; and in the other case, the court has not yet ruled on our request. In the one case in Puerto Cabezas, we have sought to have the case returned to the United States, and we have appealed the court’s denial of our request.
     The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case. A Special Master appointed by the Court of Appeals has recommended that Plaintiffs’ counsel be ordered to pay Defendants’ fees and costs up to $130,000 each to Dole and the other two defendants; and following such recommendation, the Court of Appeals has appointed a special prosecutor.
     Claimants have also sought to enforce the Nicaraguan judgments in Colombia, Ecuador, and Venezuela. In addition, there is one case pending in the U.S. District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. This case is currently stayed. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). These cases are currently inactive. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refilled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.
     The Company believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.
     On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to DBCP. The Honduran Worker Program will not have a material effect on

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
Dole’s financial condition or results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of other pending litigation and claims in the U.S. and Latin America.
     As to all the DBCP matters, the Company has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of other pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science-based criteria. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company’s financial condition or results of operations.
     European Union Antitrust Inquiry: On October 15, 2008, the European Commission (“EC”) adopted a Decision against Dole Food Company, Inc. and Dole Fresh Fruit Europe OHG (collectively “Dole”) and against other unrelated banana companies, finding violations of the European competition (antitrust) laws. The Decision imposes €45.6 million in fines on Dole.
     The Decision follows a Statement of Objections, issued by the EC on July 25, 2007, and searches carried out by the EC in June 2005 at certain banana importers and distributors, including two of Dole’s offices. On November 28 and 29, 2007, the EC conducted searches of certain of the Company’s offices in Italy and Spain, as well as of other companies’ offices located in these countries.
     Dole received the Decision on October 21, 2008 and appealed the Decision on December 24, 2008.
     On December 3, 2008, the EC agreed in writing that if Dole makes an initial payment of $10 million to the EC on or before January 22, 2009, the EC will stay the deadline for a provisional payment, or coverage by a prime bank guaranty, of the remaining balance (plus interest as from January 22, 2009), until April 30, 2009. Dole made this initial $10 million (€7.6 million) payment on January 21, 2009 and it will be included in other assets in the Company’s first quarter 2009 consolidated balance sheet.
     Although no assurances can be given, and although there could be a material adverse effect on the Company, the Company believes that it has not violated the European competition laws. No accrual for the Decision has been made in the accompanying condensed consolidated financial statements, since the Company cannot determine at this time the amount of probable loss, if any, incurred as a result of the Decision.
     Honduran Tax Case: In 2005, we received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A in 2001. Dole believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, we proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government in the Honduran Administrative Tax Trial Court. The Honduran government sought dismissal of the lawsuit and attachment of assets, which Dole challenged. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or the filing of a payment plan with the Honduran courts; Dole has challenged the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on our financial condition or results of operations.
     Hurricane Katrina Cases: Dole was one of a number of parties sued, including the Mississippi State Port Authority as well as other third-party terminal operators, in connection with the August 2005 Hurricane Katrina. The plaintiffs asserted that they suffered property damage because of the defendants’ alleged failure to reasonably secure shipping containers at the Gulfport, Mississippi port terminal before Hurricane Katrina hit. Dole prevailed in its motions to dismiss several of these cases, and the remainder were voluntarily withdrawn. No further litigation is pending against the Company related to Hurricane Katrina, and any new claims would now be time-barred.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     Spinach E. coli Outbreak: On September 15, 2006, Natural Selection Foods LLC recalled all packaged fresh spinach that Natural Selection Foods produced and packaged with Best-If-Used-By dates from August 17 through October 1, 2006, because of reports of illness due to E. coli O157:H7 following consumption of packaged fresh spinach produced by Natural Selection Foods. These packages were sold under 28 different brand names, only one of which was ours. At that time, Natural Selection Foods produced and packaged all of our spinach items. Dole has no ownership or other economic interest in Natural Selection Foods.
     The U.S. Food and Drug Administration announced on September 29, 2006 that all spinach implicated in the current outbreak has traced back to Natural Selection Foods. The FDA stated that this determination was based on epidemiological and laboratory evidence obtained by multiple states and coordinated by the Centers for Disease Control and Prevention. The trace back investigation has narrowed to four implicated fields on four ranches. FDA and the State of California announced October 12, 2006 that the test results for certain samples collected during the field investigation of the outbreak of E. coli O157:H7 in spinach were positive for E. coli O157:H7. Specifically, samples of cattle feces on one of the implicated ranches tested positive based on matching genetic fingerprints for the same strain of E. coli O157:H7 found in the infected persons. To date, 204 cases of illness due to E. coli O157:H7 infection have been reported to the Centers for Disease Control and Prevention (203 in 26 states and one in Canada) including 31 cases involving a type of kidney failure called Hemolytic Uremic Syndrome (HUS), 104 hospitalizations, and three deaths. The vast majority of the spinach E. coli O157:H7 claims were handled outside the formal litigation process, and Dole expects that to continue to be true for the few remaining claims. Since Natural Selection Foods, not Dole, produced and packaged the implicated spinach products, Dole has tendered the defense of these and other claims to Natural Selection Foods and its insurance carriers and has sought indemnity from Natural Selection Foods, based on the provisions of the contract between Dole and Natural Selection Foods. The company (and its insurance carriers) that grew the implicated spinach for Natural Selection Foods is involved in the resolution of the E. coli O157:H7 claims. We expect that the spinach E. coli O157:H7 matter will not have a material adverse effect on our financial condition or results of operations.
NOTE 19 — RELATED PARTY TRANSACTIONS
     David H. Murdock, the Company’s Chairman, owns, inter alia, Castle & Cooke, Inc. (“Castle”), a transportation equipment leasing company, a private dining club and a hotel. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company paid Mr. Murdock’s companies an aggregate of approximately $9.3 million, $7.2 million and $7.6 million, respectively, primarily for the rental of truck chassis, generator sets and warehousing services. Castle purchased approximately $0.7 million, $0.7 million and $1.1 million of products from the Company during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
     The Company and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft, and all other indirect costs are shared proportionately. During the year ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company’s proportionate share of the direct and indirect costs for this aircraft was $2.2 million, $2 million and $1.9 million, respectively.
     The Company and Castle operate their risk management departments on a joint basis. Insurance procurement and premium costs are based on the relative risk borne by each company as determined by the insurance underwriters. Administrative costs of the risk management department, which were not significant, are shared on a 50-50 basis.
     The Company retains risk for commercial property losses sustained by the Company and Castle totaling $3 million in the aggregate and $3 million per occurrence, above which the Company has coverage provided through third-party insurance carriers. The arrangement provides for premiums to be paid to the Company by Castle in exchange for the Company’s retained risk. The Company received approximately $0.5 million, $0.6 million and $0.6 million from Castle during 2008, 2007 and 2006, respectively.
     The Company had a number of other transactions with Castle and other entities owned by Mr. Murdock, generally on an arms-length basis, none of which, individually or in the aggregate, were material. The Company had outstanding net accounts receivable of $1.2 million and a note receivable of $5.7 million due from Castle at January 3, 2009 and outstanding net accounts receivable of $0.5 million and a note receivable of $6 million due from Castle at December 29, 2007.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
     During the first quarter of 2007, the Company and Castle executed a lease agreement pursuant to which the Company’s fresh vegetables operations occupy an office building in Monterey, California, which is owned by Castle. Rent expense for the years ended January 3, 2009 and December 29, 2007 totaled $1.4 million and $1 million, respectively.
NOTE 20 — IMPACT OF HURRICANE KATRINA
     During the third quarter of 2005, the Company’s operations in the Gulf Coast area of the United States were impacted by Hurricane Katrina. The Company’s fresh fruit division utilizes the Gulfport, Mississippi port facility to receive and store product from its Latin American operations. The Gulfport facility, which is leased from the Mississippi Port Authority, incurred significant damage from Hurricane Katrina. As a result of the damage sustained at the Gulfport terminal, the Company diverted shipments to other Dole port facilities including Freeport, Texas; Port Everglades, Florida; and Wilmington, Delaware. The Company resumed discharging shipments of fruit and other cargo in Gulfport during the fourth quarter of 2005. The rebuilding of the Company’s Gulfport facility was completed during 2007.
     The financial impact to the Company’s fresh fruit operations included the loss of cargo and equipment, property damage and additional costs associated with re-routing product to other ports in the region. Equipment that was destroyed or damaged included refrigerated and dry shipping containers, as well as chassis and generator-sets used for land transportation of the shipping containers. The Company maintains customary insurance for its property, including shipping containers, as well as for business interruption.
     The Hurricane Katrina related expenses, insurance proceeds and net gain (loss) on the settlement of the claims for 2007, 2006 and 2005 were as follows:

	2007	2006	2005	Cumulative
	(In thousands)
Total Cargo and Property Policies:
Expenses	$(551)	$(1,768)	$(10,088)	$(12,407)
Insurance proceeds	9,607	8,004	6,000	23,611

Net gain (loss)	$9,056	$6,236	$(4,088)	$11,204

     Total charges of $12.4 million include direct incremental expenses of $6.1 million, write-offs of owned assets with a net book value of $4.1 million and leased assets of $2.2 million representing amounts due to lessors. The Company settled all of its cargo claim for $9.2 million in December 2006 and, as a result, recognized a gain of $5.2 million in 2006. In December 2007, the Company settled all of its property claim for $14.4 million. The Company realized a gain of $9.1 million in 2007 associated with the settlement of its property claim, of which $5.2 million was for the reimbursement of lost and damaged property. The realized gains associated with the settlements of both the cargo and property claims are recorded in cost of products sold in the consolidated statement of operations in 2007 and 2006.
NOTE 21 — SUBSEQUENT EVENT
     The Company has received approval from its lenders to amend its senior secured credit facilities. Such amendments would, among things, (i) permit debt securities secured by a junior lien to be issued to refinance its senior notes due in 2009 and 2010 in an amount up to the greater of (x) $500 million and (y) the amount of debt that would not cause the senior secured leverage ratio to exceed 3.75 to 1.00; (ii) add a new restricted payments basket of up to $50 million to be used to prepay its senior notes due in 2009 and 2010 subject to pro forma compliance with the senior secured credit facilities and $70 million of unused availability under the revolving credit facility; (iii) increase the applicable margin for (x) the term loan facilities to LIBOR plus 5.00% or the base rate plus 4.00% subject to a 50 basis point step down when the priority senior secured leverage ratio is less than or equal to 1.75 to 1.00 and (y) for the revolving credit facility, to a range of LIBOR plus 3.00% to 3.50% or the base rate plus 2.00% to 2.50%; (iv) provide for a LIBOR floor of 3.00% per annum for our term loan facilities; (v) add a first priority secured leverage maintenance covenant to the term loan facilities; and (vi) provide for other technical and clarifying changes. The Company expects such amendments to become effective concurrently with the closing of its senior notes offering.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
(Unaudited)
NOTE 22 — GUARANTOR FINANCIAL INFORMATION
     In connection with the issuance of the 2011 Notes in March 2003 and the 2010 Notes in May 2003, all of the Company’s wholly-owned domestic subsidiaries (“Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, the Company’s obligations under the indentures related to such Notes and to the Company’s 2009 Notes and 2013 Debentures (the “Guarantees”). Each Guarantee is subordinated in right of payment to the Guarantors’ existing and future senior debt, including obligations under the senior secured credit facilities, and will rank pari passu with all senior subordinated indebtedness of the applicable Guarantor.
     The accompanying guarantor consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions as well as cash overdraft and income tax reclassifications.
     The following are consolidating statements of operations of the Company for the years ended January 3, 2009, December 29, 2007 and December 30, 2006; condensed consolidating balance sheets as of January 3, 2009 and December 29, 2007 and condensed consolidating statements of cash flows for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended January 3, 2009
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
Revenues, net	$79,671	$3,121,814	$5,849,443	$(1,430,976)	$7,619,952
Cost of products sold	(77,252)	(2,841,837)	(5,362,463)	1,418,660	(6,862,892)

Gross margin	2,419	279,977	486,980	(12,316)	757,060
Selling, marketing and general and administrative expenses	(72,823)	(181,028)	(267,883)	12,316	(509,418)
Gain on asset sales	2,346	2,491	22,139	—	26,976

Operating income (loss)	(68,058)	101,440	241,236	—	274,618
Equity in subsidiary income	195,324	143,631	—	(338,955)	—
Other income (expense), net	(89)	—	(13,977)	—	(14,066)
Interest income	147	233	6,075	—	6,455
Interest expense	(116,996)	(569)	(56,920)	—	(174,485)

Income from continuing operations before income taxes, minority interests and equity earnings	10,328	244,735	176,414	(338,955)	92,522
Income taxes	111,844	(26,141)	(37,688)	—	48,015
Minority interests, net of income taxes	—	—	(1,844)	—	(1,844)
Equity in earnings of unconsolidated subsidiaries	(2)	(12)	6,402	—	6,388

Income from continuing operations, net of income taxes	122,170	218,582	143,284	(338,955)	145,081
Income (loss) from discontinued operations, net of income taxes	(1,165)	(27,672)	1,446	—	(27,391)
Gain on disposal of discontinued operations, net of income taxes	—	3,315	—	—	3,315

Net income	$121,005	$194,225	$144,730	$(338,955)	$121,005

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 29, 2007
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
Revenues, net	$76,585	$2,823,183	$5,161,424	$(1,240,380)	$6,820,812
Cost of products sold	(58,461)	(2,562,406)	(4,797,872)	1,228,801	(6,189,938)

Gross margin	18,124	260,777	363,552	(11,579)	630,874
Selling, marketing and general and administrative expenses	(75,227)	(163,925)	(254,017)	11,579	(481,590)

Operating income (loss)	(57,103)	96,852	109,535	—	149,284
Equity in subsidiary income	79,619	11,993	—	(91,612)	—
Other income (expense), net	415	—	1,433	—	1,848
Interest income	271	263	6,991	—	7,525
Interest expense	(125,131)	(42)	(69,678)	—	(194,851)

Income (loss) from continuing operations before income taxes, minority interests and equity earnings	(101,929)	109,066	48,281	(91,612)	(36,194)
Income taxes	44,413	(25,543)	(22,924)	—	(4,054)
Minority interests, net of income taxes	—	—	(3,235)	—	(3,235)
Equity in earnings of unconsolidated subsidiaries	10	132	1,554	—	1,696

Income (loss) from continuing operations, net of income taxes	(57,506)	83,655	23,676	(91,612)	(41,787)
Loss from discontinued operations, net of income taxes	—	(6,452)	(9,267)	—	(15,719)

Net income (loss)	$(57,506)	$77,203	$14,409	$(91,612)	$(57,506)

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 30, 2006
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
Revenues, net	$66,151	$2,723,397	$4,443,397	$(1,242,082)	$5,990,863
Cost of products sold	(58,484)	(2,440,423)	(4,138,044)	1,216,449	(5,420,502)

Gross margin	7,667	282,974	305,353	(25,633)	570,361
Selling, marketing and general and administrative expenses	(61,050)	(176,287)	(222,679)	25,633	(434,383)

Operating income (loss)	(53,383)	106,687	82,674	—	135,978
Equity in subsidiary income	20,325	(41,363)	—	21,038	—
Other income (expense), net	(3,207)	—	18,383	—	15,176
Interest income	849	302	5,989	—	7,140
Interest expense	(115,505)	(70)	(59,140)	—	(174,715)

Income (loss) from continuing operations before income taxes, minority interests and equity earnings	(150,921)	65,556	47,906	21,038	(16,421)
Income taxes	61,157	(38,293)	(45,473)	—	(22,609)
Minority interests, net of income taxes	—	(60)	(3,142)	—	(3,202)
Equity in earnings of unconsolidated subsidiaries	137	801	(761)	—	177

Income (loss) from continuing operations, net of income taxes	(89,627)	28,004	(1,470)	21,038	(42,055)
Loss from discontinued operations, net of income taxes	—	(11,322)	(39,064)	—	(50,386)
Gain on disposal of discontinued operations, net of income taxes	—	2,814	—	—	2,814

Net income (loss)	$(89,627)	$19,496	$(40,534)	$21,038	$(89,627)

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
As of January 3, 2009
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
ASSETS
Cash and cash equivalents	$16,811	$—	$85,460	$(11,442)	$90,829
Receivables, net of allowances	410,286	133,198	577,890	(314,139)	807,235
Inventories	7,971	299,048	489,388	—	796,407
Prepaid expenses	9,374	14,489	45,484	—	69,347
Deferred income tax assets	18,891	25,566	—	(23,184)	21,273
Assets held-for-sale	72,526	55,366	74,984	—	202,876

Total current assets	535,859	527,667	1,273,206	(348,765)	1,987,967
Investments	2,172,994	1,786,868	72,708	(3,959,485)	73,085
Property, plant and equipment, net	173,850	262,269	614,212	—	1,050,331
Goodwill	—	131,818	274,722	—	406,540
Intangible assets, net	689,615	18,426	417	—	708,458
Other assets, net	38,084	7,542	92,612	—	138,238

Total assets	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$5,411	$438,991	$415,136	$(348,765)	$510,773
Liabilities held-for-sale	—	3,688	46,777	—	50,465
Accrued liabilities	67,206	173,920	249,019	—	490,145
Current portion of long-term debt	346,684	288	9,776	—	356,748
Notes payable	—	—	48,789	—	48,789

Total current liabilities	419,301	616,887	769,497	(348,765)	1,456,920
Intercompany payables (receivables)	1,225,590	(133,650)	(1,091,940)	—	—
Long-term debt	1,080,296	3,506	714,754	—	1,798,556
Deferred income tax liabilities	207,073	7,926	39,206	—	254,205
Other long-term liabilities	275,242	37,853	108,684	—	421,779
Minority interests	—	—	30,259	—	30,259
Total shareholders’ equity	402,900	2,202,068	1,757,417	(3,959,485)	402,900

Total liabilities and shareholders’ equity	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
As of December 29, 2007
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
ASSETS
Cash and cash equivalents	$16,424	$—	$95,801	$(15,164)	$97,061
Receivables, net of allowances	358,695	134,168	595,027	(248,737)	839,153
Inventories	7,080	321,075	422,520	—	750,675
Prepaid expenses	5,318	16,322	49,656	—	71,296
Deferred income tax assets	16,942	23,686	—	(28,543)	12,085
Assets held-for-sale	546	36,520	39,178	—	76,244

Total current assets	405,005	531,771	1,202,182	(292,444)	1,846,514
Investments	2,130,680	1,733,717	68,884	(3,863,945)	69,336
Property, plant and equipment, net	286,222	319,107	734,810	—	1,340,139
Goodwill	—	151,271	358,247	—	509,518
Intangible assets, net	689,616	22,128	10,046	—	721,790
Other assets, net	42,140	5,944	124,698	(17,195)	155,587

Total assets	$3,553,663	$2,763,938	$2,498,867	$(4,173,584)	$4,642,884

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,339	$404,698	$422,366	$(292,444)	$542,959
Accrued liabilities	74,479	223,050	217,055	—	514,584
Current portion of long-term debt	1,950	102	12,119	—	14,171
Notes payable	—	—	81,018	—	81,018

Total current liabilities	84,768	627,850	732,558	(292,444)	1,152,732
Intercompany payables (receivables)	983,062	(61,695)	(921,367)	—	—
Long-term debt	1,500,466	2,271	813,471	—	2,316,208
Deferred income tax liabilities	284,167	10,852	—	(17,195)	277,824
Other long-term liabilities	376,192	44,082	120,960	—	541,234
Minority interests	—	—	29,878	—	29,878
Total shareholders’ equity	325,008	2,140,578	1,723,367	(3,863,945)	325,008

Total liabilities and shareholders’ equity	$3,553,663	$2,763,938	$2,498,867	$(4,173,584)	$4,642,884

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended January 3, 2009
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$285	$6,679	$49,041	$(11,442)	$44,563

INVESTING ACTIVITIES
Proceeds from sales of assets and businesses, net of cash disposed	42,404	41,209	142,870	—	226,483
Capital additions	(313)	(21,071)	(63,712)	—	(85,096)
Repurchase of common stock in going-private merge transaction	(245)	—	—	—	(245)

Cash flow provided by investing activities	41,846	20,138	79,158	—	141,142

FINANCING ACTIVITIES				—
Short-term debt borrowings	—	—	94,943	—	94,943
Short-term debt repayments	—	(11,564)	(120,702)	—	(132,266)
Long-term debt borrowings, net of debt issuance costs	1,322,100	—	25,950	—	1,348,050
Long-term debt repayments	(1,397,788)	(89)	(84,923)	—	(1,482,800)
Borrowings between subsidiaries	33,944	—	(33,944)	—	—
Dividends paid to minority shareholders	—	—	(13,447)	—	(13,447)

Cash flow used in financing activities	(41,744)	(11,653)	(132,123)	—	(185,520)

Effect of foreign currency exchange rate changes on cash	—	—	(6,417)	—	(6,417)

Increase (decrease) in cash and cash equivalents	387	15,164	(10,341)	(11,442)	(6,232)
Cash and cash equivalents at beginning of period	16,424	(15,164)	95,801	—	97,061

Cash and cash equivalents at end of period	$16,811	$—	$85,460	$(11,442)	$90,829

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 29, 2007
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
OPERATING ACTIVITIES
Intercompany dividend income	$17,543	$17,543	$—	$(35,086)	$—
Operating activities	(14,441)	40,914	19,849	—	46,322

Cash flow provided by operating activities	3,102	58,457	19,849	(35,086)	46,322

INVESTING ACTIVITIES
Proceeds from sales of assets and businesses, net of cash disposed	980	674	40,064	—	41,718
Hurricane Katrina insurance proceeds	—	5,200	—	—	5,200
Capital additions	(612)	(44,309)	(61,900)	—	(106,821)
Repurchase of common stock in going-private merge transaction	(1,480)	—	—	—	(1,480)

Cash flow used in investing activities	(1,112)	(38,435)	(21,836)	—	(61,383)

FINANCING ACTIVITIES				—
Short-term debt borrowings	—	11,968	119,389	(11,968)	119,389
Short-term debt repayments	—	(16,419)	(74,757)	—	(91,176)
Long-term debt borrowings, net of debt issuance costs	1,165,200	2,015	315	—	1,167,530
Long-term debt repayments	(1,158,088)	(43)	(11,082)	—	(1,169,213)
Intercompany dividends	—	(17,543)	(17,543)	35,086	—
Dividends paid to minority shareholders	—	—	(10,485)	—	(10,485)

Cash flow provided by (used in) financing activities	7,112	(20,022)	5,837	23,118	16,045

Effect of foreign currency exchange rate changes on cash	—	—	3,663	—	3,663

Increase in cash and cash equivalents	9,102	—	7,513	(11,968)	4,647
Cash and cash equivalents at beginning of period	7,322	—	88,288	(3,196)	92,414

Cash and cash equivalents at end of period	$16,424	$—	$95,801	$(15,164)	$97,061

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 30, 2006
(Unaudited)

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$(83,110)	$38,300	$60,731	$—	$15,921

INVESTING ACTIVITIES
Proceeds from sales of assets and businesses, net of cash disposed	2,318	15,630	13,325	—	31,273
Acquisitions and investments, net of cash acquired	—	—	(22,950)	—	(22,950)
Capital additions	(1,154)	(59,505)	(64,397)	—	(125,056)
Repurchase of common stock in going-private merge transaction	(267)	—	—	—	(267)

Cash flow provided by (used in) investing activities	897	(43,875)	(74,022)	—	(117,000)

FINANCING ACTIVITIES
Short-term debt borrowings	—	13,032	88,349	—	101,381
Short-term debt repayments	—	(7,957)	(51,181)	6,266	(52,872)
Long-term debt borrowings, net of debt issuance costs	1,269,405	1,535	989,605	—	2,260,545
Long-term debt repayments	(997,877)	(1,035)	(970,786)	—	(1,969,698)
Capital contribution from parent	28,390	—	—	—	28,390
Return of capital to parent	(59,390)	—	—	—	(59,390)
Dividends paid to minority shareholders	—	—	(1,833)	—	(1,833)
Dividends paid to parent	(163,691)	—	—	—	(163,691)

Cash flow provided by financing activities	76,837	5,575	54,154	6,266	142,832

Effect of foreign currency exchange rate changes on cash	—	—	1,849	—	1,849

Increase (decrease) in cash and cash equivalents	(5,376)	—	42,712	6,266	43,602
Cash and cash equivalents at beginning of period	12,698	—	45,576	(9,462)	48,812

Cash and cash equivalents at end of period	$7,322	$—	$88,288	$(3,196)	$92,414

Supplementary Data
Quarterly Financial Information (Unaudited)
     The following table presents summarized quarterly results:

	Quarter Ended
2008	March 22, 2008	June 14, 2008	October 4, 2008	January 3, 2009
	(In thousands)
Revenues, net	$1,728,345	$1,994,943	$2,256,334	$1,640,330
Gross margin	171,464	243,075	182,544	159,977
Income (loss) from continuing operations, net of income taxes	(26,124)	176,436	(2,873)	(2,358)
Income (loss) from discontinued operations, net of income taxes	(2,821)	4,318	(21,760)	(7,128)
Gain on disposal of discontinued operations, net of income taxes	—	—	3,315	—
Net income (loss)	(28,945)	180,754	(21,318)	(9,486)

	Quarter Ended
2007	March 24, 2007	June 16, 2007	October 6, 2007	December 29, 2007
	(In thousands)
Revenues, net	$1,517,406	$1,735,302	$1,985,179	$1,582,925
Gross margin	141,738	184,951	161,431	142,754
Income (loss) from continuing operations, net of income taxes	(9,662)	53,075	(56,543)	(28,657)
Loss from discontinued operations, net of income taxes	(553)	(4,020)	(6,784)	(4,362)
Net income (loss)	(10,215)	49,055	(63,327)	(33,019)
     During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009. During the fourth quarter of 2007, the Company approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. Prior to the fourth quarter of 2007, the operating results of Citrus were included in the fresh fruit operating segment. The Citrus sale closed during the third quarter of 2008. The results of operations of these businesses have been reclassified as discontinued operations for all periods presented.